Exhibit 99.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

ADDUS HEALTHCARE, INC.,

THE SUBSIDIARIES OF ADDUS HEALTHCARE, INC. IDENTIFIED HEREIN,

THE PURCHASERS IDENTIFIED HEREIN

and

LHC GROUP, INC. (solely with respect to Article IX)

Dated as of February 7, 2013

i

ARTICLE V	CONDITIONS TO CLOSING	27
5.1	Conditions to the Sellers’ Obligations	27
5.2	Conditions to Purchasers’ Obligations	29
5.3	Frustration of Closing Conditions	30

ARTICLE VI	INDEMNIFICATION	30
6.1	Survival	30
6.2	Indemnification of the Purchaser Indemnitees	31
6.3	Indemnification of the Seller Indemnitees	31
6.4	Exclusive Remedy	32
6.5	Limitations on Reimbursement to and Indemnification of Purchaser Indemnitees	32
6.6	Limitations on Indemnification of Seller Indemnitees.	34
6.7	Procedures	35
6.8	Mitigation	37
6.9	Adjustment to Purchase Price	37

ARTICLE VII	TERMINATION	37
7.1	Termination	37
7.2	Procedure and Effect of Termination; Termination Fee.	37

ARTICLE VIII	MISCELLANEOUS	38
8.1	Further Assurances	38
8.2	Notices	38
8.3	Annexes, Exhibits and Schedules	39
8.4	Amendment, Modification and Waiver	39
8.5	Entire Agreement	40
8.6	Severability	40
8.7	Binding Effect; Assignment	40
8.8	No Third-Party Beneficiaries	40

ii

8.9	Fees and Expenses	40
8.10	Counterparts	40
8.11	Interpretation	41
8.12	Enforcement of Agreement	41
8.13	Forum; Service of Process	41
8.14	Governing Law	41
8.15	WAIVER OF JURY TRIAL	41

ARTICLE IX	GUARANTEE	42
9.1	Purchaser Parent Guarantee.	42

ARTICLE X	DEFINITIONS	43

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 7, 2013, is by and among Addus HealthCare, Inc., an Illinois corporation (“Addus”), the Subsidiaries of Addus identified on the signature pages hereto (collectively with Addus, the “Sellers”), the Purchasers identified on the signature pages hereto (collectively, the “Purchasers”), and LHC Group, Inc., a Delaware corporation (“Purchaser Parent”) (solely with respect to ARTICLE IX.

RECITALS

WHEREAS, the parties desire to enter into this Agreement pursuant to which the Sellers propose to sell to the Purchasers, and the Purchasers propose to purchase from the Sellers, certain of the assets used or held for use by the Sellers in the conduct of the Business, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Purchasers desire to assume from the Sellers, and the Sellers desire to assign to the Purchasers, certain liabilities and obligations of the Sellers relating to certain of the assets used or held for use by the Sellers in the conduct of the Business, upon the terms and conditions set forth in this Agreement.

WHEREAS, in connection with the transactions contemplated by this Agreement and as part of the consideration for the Purchased Assets, Professional Reliable Nursing Services, Inc. and PHC Acquisition Corporation or their designee shall collectively receive a ten percent (10%) minority interest in California JV Company, and Addus or its designee shall receive a ten percent (10%) minority interest in Illinois JV Company, upon the closing of the transactions contemplated by this Agreement, such that California JV Company and Illinois JV Company shall be collectively owned ten percent (10%) by Professional Reliable Nursing Services, Inc. and PHC Acquisition Corporation or their designee, in the case of California JV Company, and ten percent (10%) by Addus or its designee, in the case of Illinois JV Company (collectively, the “Joint Venture Transactions”).

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as set forth below.

ARTICLE I

PURCHASE AND SALE; CLOSING; PURCHASE PRICE

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, the Sellers will sell to the Purchasers, and the Purchasers will purchase from the Sellers, all right, title and interest of the Sellers in, to and under the following properties, assets and rights relating exclusively to the Business (the “Purchased Assets”), free and clear of all Liens except Permitted Liens:

(a) all equipment, business machines, computer hardware, tooling, furniture, furnishings, leasehold improvements and those categories of supplies and other fixed assets or personal property identified in Section 1.1(a) of the Disclosure Schedule;

(b) all of Sellers’ rights in and to the Intellectual Property identified in Section 1.1(b) of the Disclosure Schedule; for purposes of clarification, following the Closing, Purchasers shall not have, or acquire any right, title or interest in, any Intellectual Property (or other intellectual property of Sellers or their Affiliates) by virtue of this Agreement or of any of the transactions or agreements contemplated hereby other than the Intellectual Property identified in Section 1.1(b) of the Disclosure Schedule;

(c) all of Sellers’ rights under the contracts, licenses, leases and other instruments relating to and necessary for the Business identified in Section 1.1(c) of the Disclosure Schedule (the “Assumed Contracts”);

(d) to the extent their transfer is permitted by Law, all information, files, correspondence, data, plans, original patient medical or operating records for patients undergoing an episode of care on the Closing Date or who have had an episode of care within twelve (12) months prior to the Closing Date, employee records, medical staff rosters and files, customer lists, documents and recorded knowledge, to the extent such items relate exclusively to the Business;

(e) to the extent their transfer is permitted by Law, (i) each of the local, state and/or federal permits, licenses, authorizations, accreditations, certifications, certificates of need or similar rights pertaining to the operation of the Business, and (ii) all provider agreements and numbers necessary to operate the Business, in each case as set forth in Section 1.1(e) of the Disclosure Schedule; and

(f) any and all other assets and properties of whatever type or description that are necessary to the operation of that portion of the Business being transferred to Purchasers at Closing.

The Purchasers may allocate title to the Purchased Assets among themselves as they may, in their discretion, determine; provided, that if the Closing occurs, from and after the Closing, California JV Company shall own all of the Purchased Assets relating to the operation of the Business in California and Illinois JV Company shall own all of the Purchased Assets relating to the operation of the Business in Illinois.

Notwithstanding anything to the contrary contained in this Agreement, Sellers may retain copies of any documents and materials constituting a portion of the Purchased Assets or the Assumed Liabilities to the extent that Sellers (i) are required to retain them by Law, (ii) may need such copies for Tax purposes or in connection with claims related to Excluded Liabilities or Excluded Assets, (iii) may need such copies in connection with the provision of services or invoicing or collection of payment for such services or (iv) may need such copies to carry out the terms or purposes of this Agreement.

1.2 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that the Sellers are not selling, conveying, transferring, delivering or assigning any rights whatsoever to the Excluded Assets to the Purchaser, and the Purchasers are not purchasing, taking delivery of or acquiring any rights whatsoever to the Excluded Assets from the Sellers.

1.3 Assumption of Assumed Liabilities. In connection with the purchase by Purchasers of the Purchased Assets, Purchasers shall, effective as of the Closing, jointly and severally assume and thereafter pay, perform and discharge the following Liabilities relating to the Business or the Purchased Assets, (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Sellers or the Business under the Assumed Contracts, and then only to the extent such Liabilities (i) are not required to be performed prior to the Closing Date, and (ii) do not relate to a breach of any Assumed Contract that occurred on or prior to the Closing Date;

(b) all Liabilities for Assumed Taxes;

(c) the performance of obligations arising on or after the Closing Date under each of the Sellers’ authorizations, permits, licenses (including all applicable certificates of need), accreditations and provider numbers necessary to operate the Business, to the extent transferable to Purchasers; and

(d) all Liabilities directly or indirectly arising out of or related to the ownership or operation of any of the Purchased Assets or the Business arising on or after the Closing Date.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, Sellers retain indefinitely all Liabilities directly or indirectly arising out of or related to the operation of the Business prior to the Closing Date (collectively, the “Excluded Liabilities”). Without limiting the generality of the preceding sentence, Purchasers shall not assume or become liable for any obligations or Liabilities of Sellers other than the Assumed Liabilities, including, without limitation, the following:

(a) any Excluded Taxes;

(b) any Liability of the Sellers arising out of or relating to the execution, delivery or performance of this Agreement or any of the Seller Agreements;

(c) any Liability relating to any Excluded Asset;

(d) any Liability relating to any Benefit Plans;

(e) any Liability to any employee, agent, or independent contractor of Sellers, whether or not employed by any Purchaser after the Closing Date, arising prior to the Closing Date or resulting from Sellers’ consummation of the transactions contemplated by this Agreement other than Liabilities relating to or arising out of Purchaser’s employee selection and employment offer process; provided, that Purchasers shall not assume any severance or unemployment compensation Liabilities owing to any employee of Sellers as a result of the cessation of employment with any Seller (other than any compensation or benefits owned pursuant to the WARN Act, for which Purchasers shall be jointly and severally liable); and

(f) any Liability related to the failure of any reimbursement claim submitted to the Government Programs by Sellers for services rendered by the Business prior to the Closing Date to meet required statutory and regulatory requirements of such Government Programs or any actual or alleged violation by Sellers prior to the Closing of any Health Care Laws, regardless of whether any such matter (A) represents a failure of any representation or warranty contained in this Agreement to be true and correct when made or deemed made, (B) represents a breach of any warranty, covenant or agreement of Sellers contained in this Agreement or (C) was disclosed to Purchasers in this Agreement or any Seller Agreement or otherwise. For purposes of this Section 1.4(f), such Liability shall include, but not be limited to, any amounts to be recouped by, or repaid to, the Government Programs as a result of such improperly submitted claims for reimbursement and/or those discovered as a result of audits conducted by recovery audit contractors, zone program integrity contractors, or similar investigative agencies on behalf of such Government Programs; provided, that the Purchasers shall not have the authority to settle such Liabilities in an aggregate amount in excess of $250,000 without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed; provided, further, that any such settlement permitted to be effected without the Sellers’ consent shall only be permitted if (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person, and (B) the settlement solely consists of the repayment of money.

1.5 Closing. The closing of the purchase and sale contemplated hereby (the “Closing”) will take place at 10:00 a.m. (New York City time) at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166-4193, in no event later than February 28, 2013, with an effective time and date of 12:01 a.m., Central Standard Time on the day following the date on which the Closing occurs; or at such other time and place as may be agreed to by the parties hereto; provided that each of the conditions set forth in Article V hereof (other than, but subject to satisfaction of the conditions to be satisfied on the Closing Date) shall have been satisfied or waived. Such time and date are referred to in this Agreement as the “Closing Date.” Subject to the provisions of Article VII of this Agreement, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.5 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

1.6 Purchase Price. The purchase price that the Purchasers shall be jointly and severally obligated to pay for the Purchased Assets shall be $20,000,000 (the “Purchase Price”), payable in cash on the Closing Date by wire transfer of immediately available funds to such bank account as shall be designated in writing by Addus at least two (2) Business Days prior to the Closing Date. In addition to the Purchase Price, as consideration for the grant, sale, assignment, transfer and delivery of the Purchased Assets, on the Closing Date (i) the Purchasers shall jointly and severally assume the Assumed Liabilities, (ii) Professional Reliable Nursing Services, Inc. and PHC Acquisition Corporation or their designee shall collectively receive a ten percent (10%) membership interest in California JV Company and (iii) Addus or its designee shall receive a ten percent (10%) membership interest in Illinois JV Company, in each case, which membership interests shall be issued at the Closing.

1.7 Bulk Sales Laws. The parties hereby waive compliance with the requirements and provisions of any “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchasers.

1.8 Allocation of Purchase Price. Within sixty (60) days of the Closing Date, Purchasers shall deliver to the Sellers a schedule allocating the Purchase Price (and Assumed Liabilities and other relevant items) among the Purchased Assets (the “Purchase Price Allocation Schedule”). The Sellers shall have thirty (30) days to review the Purchase Price Allocation Schedule delivered by Purchasers and if the Sellers raise no objections within thirty (30) days of receipt, the Purchase Price Allocation Schedule shall become final. If the Sellers raise a timely objection(s) to the Purchase Price Allocation Schedule prepared by Purchasers, the parties shall cooperate in good faith to resolve their differences and agree to a final Purchase Price Allocation Schedule; provided, that if thirty (30) days after the Sellers raised their objection(s) the parties have not resolved their differences and agreed to a Purchase Price Allocation Schedule, the parties shall allocate the Purchase Price (and Assumed Liabilities and other relevant items) among the Purchased Assets as each determines in good faith. If finalized (either because of the Sellers’ failure to timely object or by agreement), the Purchase Price Allocation Schedule shall be binding on all parties hereto, and subject to appropriate changes to reflect adjustments to amounts paid to the Sellers, the parties shall file all Tax Returns consistently with the Purchase Price Allocation Schedule, as finally determined, and not take any position during the course of any audit or other proceeding that is inconsistent with the Purchase Price Allocation Schedule, as finally determined, unless otherwise required by a determination of a Governmental Authority that is final.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to Purchasers that:

2.1 Organization; Good Standing; Qualification and Power. Each Seller is duly organized, validly existing and in good standing under the Laws of its state of formation. Each Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Each Seller has all requisite power and authority to enter into this Agreement and the other agreements contemplated by this Agreement to be entered into by it at Closing (collectively, the “Seller Agreements”) and to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business as now being conducted.

2.2 Authority. This Agreement has been, and each other Seller Agreement will be, duly authorized by all necessary action of each Seller, and this Agreement has been, and each other Seller Agreement will be, duly executed and delivered by each Sellers (to the extent a party thereto) and constitutes or will constitute a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

2.3 No Violation; Consents and Approvals.

(a) Except as set forth on Section 2.3(a) of the Disclosure Schedule, the execution and delivery by the Sellers of this Agreement and the other Seller Agreements to which the Sellers are party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the Fundamental Documents of the Sellers, (ii) any material Order applicable to the Business or the Purchased Assets or (iii) any material Law applicable to the Business or the Purchased Assets or (b) give rise to any right of termination, cancellation or acceleration under, result in a breach of, constitute a default under, require consent, approval or notice under, or result in the creation of any Lien (other than Permitted Liens) upon any of the material properties of the Sellers under, any Assumed Contract.

(b) Except as set forth on Section 2.3(b) of the Disclosure Schedule, no material Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to the Sellers in connection with the consummation of the transactions contemplated hereby.

2.4 Financial Statements; SEC Reports.

(a) The segment information related to the home health segment of Addus HomeCare Corporation included in the financial statements set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 (the “Segment Financials”) have been prepared from the books and records of the Sellers, comply as to form in all material respects with the published rules and regulations of the United States Securities and Exchange Commission (the “SEC”) with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in the Segment Financials or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may conform to the SEC’s rules and instructions for reports on Form 10-Q) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Addus and the Sellers as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(b) Since January 1, 2010, Addus has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents required to be filed by Addus with the SEC that relate to the Business (collectively, including all exhibits thereto, the “Addus SEC Reports”). As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Addus SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Addus SEC Reports, and none of the Addus SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except for any current reports on Form 8-K required to be filed with respect to this Agreement, and the transactions contemplated hereby, to Sellers’ Knowledge, no event has occurred with respect to any Seller which Addus is, or within the four Business Days following the date of this Agreement, will be, required to report by the filing with the SEC of a current report on Form 8-K.

2.5 Title to and Condition of Assets.

(a) The Sellers have good and valid title to all of the Purchased Assets, free and clear of all Liens other than Permitted Liens. As of the Closing Date, the Sellers will transfer good title to the Purchased Assets to Purchasers, free and clear of all Liens other than Permitted Liens.

(b) All material items of personal property included in the Purchased Assets are in the aggregate in adequate operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business, and except where the failure to be in adequate operating condition and repair would not have a Material Adverse Effect.

2.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as otherwise set forth in Section 2.6 of the Disclosure Schedule, during the period from September 30, 2012 to the date of this Agreement, the Sellers: (a) have operated the Business in all material respects in the ordinary course of business, consistent with past practice; (b) have used commercially reasonable efforts to maintain and preserve the Business and their relationships with customers of the Business, and retain the services of the Employees of the Business, except for attrition of the Employees of the Business in the ordinary course of business; and (c) have not sold or disposed of any of the Purchased Assets, except in the ordinary course of business. Since September 30, 2012 to the date hereof, to the Sellers’ Knowledge, there has been no event that has had a Material Adverse Effect.

2.7 Real Property. Section 2.7 of the Disclosure Schedule sets forth a complete and accurate list and description of all parcels of real property used in connection with the Business and leased by a Seller (the “Leased Real Property”). Each Seller has a valid leasehold interest in its Leased Real Property, free and clear of any Liens other than Permitted Liens. The leases of the Leased Real Property are in full force and effect. No Seller has received any written notice within the past twenty-four (24) months of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other material adverse claims affecting the Leased Real Property. To Sellers’ Knowledge, all licenses, permits and approvals required for the occupancy and operation of the Leased Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect and no Seller has received any written notice of violations in connection with such items. Except as set forth in Section 2.7 of the Disclosure Schedule, no Seller has subleased, licensed or otherwise granted anyone other than a Seller or an Affiliate thereof the right to use or occupy the Leased Real Property or any portion thereof or collaterally assigned or granted any other Liens (other than a Permitted Lien) in any such lease or interest therein. There are no Liens affecting any Leased Real Property which could reasonably be expected to materially impair the use and operation of such Leased Real Property in the conduct of the Business as presently conducted. As of the date hereof, the Sellers own no real property for use exclusively in the Business.

2.8 Intellectual Property.

(a) Section 2.8(a) of the Disclosure Schedule sets forth a list of all material issued patents, patents pending, trademarks, trade names, service marks, domain names, registered copyrights and all applications therefor owned, filed or licensed by the Sellers and used exclusively in the conduct of the Business.

(b) The consummation of the transactions contemplated by this Agreement will not impair any right to use any Intellectual Property. All Intellectual Property owned by the Sellers is owned by the Sellers free and clear of all Liens (other than Permitted Liens). The Sellers own or have the right to use all of the Intellectual Property. No claims have been asserted in writing by any Person with respect to the ownership or use by the Sellers of the Intellectual Property.

2.9 Litigation. As of the date hereof, except as set forth in Section 2.9 of the Disclosure Schedule, there are no Proceedings pending, or, to the Sellers’ Knowledge, threatened against, relating to or involving the Business, the Purchased Assets or the Assumed Liabilities by or before any Governmental Authority.

2.10 Employee Benefit Plans. Section 2.10 of the Disclosure Schedule sets forth a complete list of, or otherwise describes, all current employment contracts and severance agreements with Employees of the Business and all bonus, pension, retirement, profit sharing and other material employee benefit plans with respect to Employees of the Business to which any Seller is a party or to which any Seller makes contributions (the “Benefit Plans”). To the Sellers’ Knowledge, all Benefit Plans have been maintained in accordance with their terms and applicable Law, except where the failure to be in such compliance would not have a Material Adverse Effect.

2.11 Taxes. Except as set forth in Section 2.11 of the Disclosure Schedule:

(a) All material Tax Returns required to be filed by the Sellers with respect to the Business have been timely filed (after giving effect to applicable extensions) with the appropriate Governmental Authority, all such Tax Returns are correct and complete in all material respects, and all Taxes shown as due and owing on any such Tax Returns have been timely paid.

(b) No audits, disputes, examinations, or claims are in progress or, to Sellers’ Knowledge, threatened with regard to any material Taxes or Tax Returns of the Sellers relating to the Business or the Purchased Assets.

(c) There are no Liens for any Taxes on any of the Purchased Assets (other than Permitted Liens). No claim has ever been made by a Governmental Authority in a jurisdiction where a Seller does not file a Tax Return that such Seller may be subject to Taxes in that jurisdiction with respect to the Business.

(d) In the past three (3) years, no Seller has received any written notice of assessment or proposed assessment in connection with any Taxes relating to the Business or the Purchased Assets. No Seller has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency with respect to the Business.

(e) None of the Purchased Assets is “tax-exempt property” within the meaning of Section 168(h) of the Code.

The representations and warranties in this Section 2.11 constitute the sole and exclusive representations and warranties on any Tax matters of the Sellers and the Business.

2.12 Contracts and Commitments.

(a) Section 1.1(c) of the Disclosure Schedule sets forth a list of all Assumed Contracts.

(b) Sellers have made available to Purchasers true and complete copies of all of the Assumed Contracts. As of the date hereof, the Assumed Contracts are valid and effective in accordance with their terms, and with respect to all Assumed Contracts, neither the Seller party thereto nor, to the Sellers’ Knowledge, any other party to any such Assumed Contract, is in material breach thereof or default thereunder and there does not exist under any thereof any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default. There is no actual or, to the Sellers’ Knowledge, threatened, termination, cancellation or limitation of any Assumed Contracts.

2.13 Compliance with Laws. To the Sellers’ Knowledge, each Seller is in compliance in all material respects with all applicable Laws and all Orders of any Governmental Authority applicable to such Seller or the Business. To the Sellers’ Knowledge, the Sellers have all material permits, certificates, licenses, approvals and other authorizations required under applicable Laws or necessary in connection with the conduct of the Business. Notwithstanding anything contained in this Agreement to the contrary, no representation is made in this Section 2.13 with respect to the matters described in Sections 2.10 (Employee Benefit Plans), 2.11 (Taxes), 2.15 (Environmental Matters), 2.16 (Orders), 2.18 (Licenses, Authorizations and Provider Programs) and 2.20 (Health Care Laws).

2.14 Labor Matters. None of the Sellers is a party to any collective bargaining agreement with respect to Employees of the Business and no collective bargaining agreement determines, controls, or otherwise governs the terms and conditions of employment of any Employee of the Business. Without limiting the generality of the foregoing, Sellers specifically represent and warrant that their collective bargaining agreements with the Service Employees International Union (“SEIU”), the United Domestic Workers of America (“UDWA”) and any other labor union(s) pertaining to certain of Sellers’ employees in the home and community division do not in any way apply to any Employee of the Business or in any way obligate Purchasers to recognize or adopt such collective bargaining agreements as a condition of entering into this Agreement. No Employees of the Business are on strike or, to the Sellers’ Knowledge, threatening any strike, work stoppage, or slowdown. No unfair labor practice charges or complaints are pending or threatened before the National Labor Relations Board or any similar governmental authority relating in any way to any Employee of the Business. There is no pending union representation election or negotiation of a collective bargaining agreement with respect to the Employees of the Business and, to the Sellers’ Knowledge, there are no efforts or plans by the SEIU, UDWA or any other labor organization to organize any Employees of the Business within the past ten (10) years.

2.15 Environmental Matters. To the Sellers’ Knowledge, except for circumstances and events that would not result in a Material Adverse Effect: (a) there are no Environmental Claims pending or threatened against any Seller; (b) the Sellers are in compliance with all Environmental Laws; (c) the Sellers have obtained, and are in compliance with, all governmental environmental permits, registrations and authorizations required under Environmental Laws for the operation of the Business; and (d) neither the Sellers nor the Business is subject to any Order related to any Environmental Laws. Notwithstanding anything contained in this Agreement to the contrary, the Sellers are not making any representations or warranties in this Agreement or otherwise with respect to environmental matters except for the specific representations and warranties provided in this Section 2.15.

2.16 Orders. Other than the Assumed Contracts, none of the Sellers is a party to or bound by any Order or agreement with any Governmental Authority with respect to the Business.

2.17 Brokers. Except for The Braff Group, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Sellers or any of their directors, officers, employees, representatives or agents.

2.18 Licenses, Authorizations and Provider Programs.

(a) Sellers, with respect to the Business, are: (i) the holders of all material valid licenses and other rights, permits and authorizations required by Law or any Governmental Authority necessary to operate the Business as it is currently operated, (ii) certified for participation and reimbursement and hold one or more valid provider agreements under the federally funded health care program for individuals 65 and older, certain individuals with end-stage renal disease, and certain disabled individuals under Title XVIII of the Social Security Act (“Medicare Program”), and in certain locations hold one or more valid provider agreements under a state-operated means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria (the “Medicaid Program”) and the program for veterans funded by the Veterans Administration (“VA Program”) (the Medicare Program, the Medicaid Program, and the VA Program in which Sellers are enrolled to receive payments on account of services provided by the Business are hereinafter referred to collectively as the “Government Programs”), and (iii) parties to current provider agreements or participation agreements with such private non-governmental programs, including, without limitation, any private insurance program, under which Sellers directly or indirectly are presently receiving payments, to the extent such private insurance programs require a written agreement (such non-governmental programs herein referred to as “Private Programs”). To the extent any Seller accepts patients from a payor with which it is not a party to a current provider agreement or participation agreement that has not been reduced to writing, to the extent practicable the types of arrangements are set forth in Section 2.18(a)(i) of the Disclosure Schedule. Set forth in Section 2.18(a)(ii) of the Disclosure

Schedule, is a correct and complete list of all material licenses, permits and other authorizations held by Sellers relating to the Business and a list of all provider and participation agreements under all Government Programs and Private Programs to which one or more Sellers is a party with respect to the Business, complete and correct copies of which have been made available to Purchasers to the extent Sellers have copies of such provider and participation agreements. Except as set forth in Section 2.18(a)(iii) of the Disclosure Schedule, within the past three (3) years there has been no decision by any Seller, and to Sellers’ Knowledge, any Government Program not to renew any Government Program provider or payor agreement to which any Seller is a party with respect to the Business. Except as set forth in Section 2.18(a)(iv) of the Disclosure Schedule, to Sellers’ Knowledge, within the past three (3) years there has been no decision by any third-party payor program not to renew any third party payor agreement to which any Seller is a party with respect to the Business.

(b) Except as set forth in Section 2.18(b) of the Disclosure Schedule, no material violation, default or deficiency exists with respect to any of the items listed in Section 2.18(a)(ii) of the Disclosure Schedule. No Seller, with respect to the Business, has received any written notice of any action pending by any Governmental Authority having jurisdiction over the items listed in Section 2.18(a)(ii) of the Disclosure Schedule, either to deactivate, revoke, limit, suspend or terminate the participation of such Seller in any Government Program or Private Program and except as listed in Section 2.18(a)(iii) or 2.18(a)(iv) of the Disclosure Schedule, to Sellers’ Knowledge, Sellers’ rights to receive reimbursements pursuant to any Government Program or Private Program have not been terminated. To Sellers’ Knowledge, no material event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any of the items listed in Section 2.18(a)(ii) of the Disclosure Schedule or to deactivate, revoke, limit, suspend or terminate the participation of Sellers in any Government Program or Private Program. To the Sellers’ Knowledge, no employee, agent or contractor of any Seller is or has been excluded from, or received notice of impending mandatory or permissive exclusion from, participation in any federal or state health care program, including but not limited to the Medicare Program or Medicaid Program. Except as listed in Section 2.18(b) of the Disclosure Schedule, no consent or approval of, prior filing with or notice to, any Government Program or Private Program is required in connection with any of the items listed in Section 2.18(a)(ii) of the Disclosure Schedule by reason of the consummation of the transactions contemplated hereby and the continued operation of the Business by Purchasers thereafter on a basis consistent with past practices.

(c) Each of the Sellers, with respect to the Business, has timely filed all cost reports required to be filed by it prior to the date hereof with respect to the Government Programs. During the past three (3) years, each of the Sellers has filed all other material reports required to be filed with any Governmental Authority with respect to the Business. All such cost reports and other reports are complete and accurate in all material respects and have been prepared in material compliance with all applicable Laws and regulations, including Laws and regulations governing reimbursement and payment of claims. Except as set forth in Section 2.18(c) of the Disclosure Schedule, all such cost reports have been accepted (as provided in the CMS Provider Reimbursement Manual Publication 15-1) by the applicable Regional Home Health Care Intermediaries or Medicare Administrative Contractors with which such cost reports were filed. To Sellers’ Knowledge, Sellers have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments, including but not limited to any hospice Medicare cap liability, which have become due pursuant to such reports and related to the Business. As of the date hereof, to Sellers’ Knowledge, other than in the ordinary course, Sellers have no Liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment for services provided in the operation of the Business, including Liabilities discovered as a result of audits conducted by recovery audit contractors, zone program integrity contractors, or similar investigative agencies on behalf of any Government Program, and no interest or penalties are accruing with respect thereto except as has been specifically disclosed herein or in the Disclosure Schedule hereto. In addition, except as set forth in Section 2.18(c) of the Disclosure Schedule, other than in the ordinary course, to Sellers’ Knowledge, there is no basis for any claim or request for recoupment or reimbursement by or on behalf of any Governmental Authority or other provider reimbursement entity relating to the Medicare Program or Medicaid Program in connection with the Business. Except as set forth in Section 2.18(c) of the Disclosure Schedule, during the past two (2) years, there have been no requests to review records or claims for refunds, overpayments, discounts or adjustments with respect to the Business as a result of audits conducted by recovery audit contractors, zone program integrity contractors, or similar investigative agencies on behalf of any Government Program. To Sellers’ Knowledge, there are no pending appeals, adjustments, challenges, audits, litigation or notices of intent to reopen any closed cost reports filed with respect to the Business. There are no material reports required to be filed by Sellers under any Government or Private Program, except for cost reports and other reports not yet due.

Notwithstanding anything contained in this Agreement to the contrary, the Sellers are not making any representations or warranties in this Agreement or otherwise with respect to licenses, authorizations and provider numbers except for the specific representations and warranties provided in this Section 2.18.

2.19 Inspections and Investigations. Except as set forth and described in Section 2.19 of the Disclosure Schedule, and except for any inspections, surveys, or audits done in the normal course or any deficiencies that have been corrected, with respect to the Business: (i) to Sellers’ Knowledge, no Seller has during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring, or other form of material review by any Governmental Authority, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of any Seller, (ii) except for deficiencies for which a plan of correction has been submitted and accepted, no Seller has received any written notice of material deficiency during the past three (3) years in connection with its conduct of the Business; and (iii) there are not presently any outstanding deficiencies noted on any inspection, survey or audit by any Governmental Authority having jurisdiction over Sellers and at the Closing Date, there will not be any such outstanding deficiency other than any deficiency set forth in a plan of correction.

2.20 Health Care Laws.

(a) Sellers have been and are currently operating the Business in material compliance with all Health Care Laws applicable to the Business, and, to the Sellers’ Knowledge, no owner, officer, manager or director of any Seller, or any Person, has engaged in any act on behalf of such Seller, that materially violates the Health Care Laws. The term “Health

Care Laws” shall mean: (i) those provisions of Title XVIII of the Social Security Act and 42 U.S.C. §§ 1395-1395hhh (the Medicare statute) and Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); applicable to Sellers’ conduct of the Business, including specifically, the Ethics in Patient Referrals Act, as amended (commonly known as the Stark Law), 42 U.S.C. § 1395nn; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, and Criminal Penalties for Acts involving federal health care programs 42 U.S.C. §1320a-7b, including, without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the Exclusion Law, 42 U.S.C. § 1320a-7; the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8 (“HIPAA”); and all applicable implementing regulations and rules of such statutes, including, without limitation 42 CFR §424.550(b) referenced in Section 2.20(e) below (but not the regulations set forth at 42 C.F.R. §1001.952 regarding safe harbors to the Anti-Kickback Statute); (ii) the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); (iii) any state statutes and implementing regulations and rules similar to those in subsections (i) and (ii); and (iv) all federal and state statutes and regulations related to reimbursement, claims submission or claims adjudication, and state certificate of need statutes and regulations, in each case as applicable to the Business and the Sellers in the conduct of the Business.

(b) No Seller has received, with respect to the Business, any written communication from a Governmental Authority that alleges that it is not in material compliance with any Health Care Law, other than statements of deficiencies and similar notices from a Governmental Authority received in the ordinary course of business or any communication referenced in Section 2.18(b) or (c) or Section 2.19.

(c) During the past five (5) years, no Seller has been subpoenaed or criminally charged by the United States Department of Justice, the Office of the Inspector General of the Department of Health and Human Services (“OIG”), a State Attorney General or State Medicaid agency in connection with any possible violation of any Health Care Law with respect to the Business. No Seller has received, with respect to the Business, any written notification of any actual or forthcoming investigation by the Department of Justice, the OIG, a State Medicaid Agency or State Attorney General.

(d) Each Seller, with respect to the Business, has properly billed for all items and services furnished and has maintained records supporting the provision of services billed in accordance with Health Care Laws, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect.

(e) In accordance with 42 CFR §424.550(b) and solely with regard to provider numbers of home health agencies, each Seller that is the owner of a provider number constituting a portion of the Purchased Assets, has either not experienced a change of majority ownership during the thirty-six (36) months preceding the Closing Date; or, if such a change has occurred, such provider number will as of the Closing Date satisfy the requirements of one of the following exceptions: (i) such owner has submitted two (2) consecutive years of full cost reports which (except as set forth in Section 2.18(c) of the Disclosure Schedule) have been accepted (as provided in the CMS Provider Reimbursement Manual Publication 15-1) by the applicable Regional Home Health Care Intermediaries or Medicare Administrative Contractors with which such cost reports were filed (for purposes of this exception, low utilization or no utilization cost reports do not qualify as full cost reports); or (ii) the change in majority ownership was caused solely as a result of (A) such owner’s parent company undergoing an internal corporate restructuring, such as a merger or consolidation; (B) such owner changing the existing business structure of the entity holding the provider number (e.g., from a corporation to a partnership (general or limited) or from a limited liability company to a corporation) and the owner(s) remained the same as prior to such restructuring; or (C) the death of an individual owner entity holding the provider number. For purposes of this Section 2.20(e), a “change in majority ownership” occurs when an individual or organization acquires more than a fifty percent (50%) direct ownership interest in the entity holding the provider number during the thirty-six (36) months following such entity’s initial enrollment in the Medicare program or the thirty-six (36) months following such entity’s most recent change in majority ownership (including asset sale, stock transfer, merger and consolidation). This includes an individual or organization that acquires majority ownership in the such entity through the cumulative effect of asset sales, stock transfers, consolidations, or mergers during the thirty-six (36)-month period after Medicare billing privileges are conveyed or the thirty-six (36)-month period following such entity’s most recent change in majority ownership. Further, each Seller warrants that, assuming consent by CMS, it has the power to assign those Medicare provider numbers listed in Section 2.18(a)(ii) of the Disclosure Schedule to Purchasers and that to Sellers’ Knowledge, no transaction or event has occurred that would prevent the Sellers from transferring such provider numbers to Purchasers.

(f) In accordance with 42 CFR §424.535, 42 CFR §424.502, and 42 CFR §489.52, and solely with respect to the provider numbers to be transferred to Purchasers under this Agreement, each Seller warrants that such Seller operating the Business under a provider number constituting a portion of the Purchased Assets has not undergone a cessation of business and has remained operational as defined in 42 CFR §424.502. No material violation, default, or deficiency exists with respect to the provider numbers used in the operation of the Business that would give cause for termination of the related provider agreement or revocation of enrollment or billing privileges by any Government Program.

Notwithstanding anything contained in this Agreement to the contrary, the Sellers are not making any representations or warranties in this Agreement or otherwise with respect to Health Care Laws except for the specific representations and warranties provided in this Section 2.20.

2.21 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (AS MODIFIED BY THE DISCLOSURE SCHEDULE, AS SUPPLEMENTED OR AMENDED) AND IN THE SELLER AGREEMENTS, NEITHER ANY SELLER NOR ANY RELATED PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (AS MODIFIED BY THE DISCLOSURE SCHEDULE, AS SUPPLEMENTED OR AMENDED) AND IN THE SELLER AGREEMENTS, THE SELLERS HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES AND ALL LIABILITY AND RESPONSIBILITY

FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO PURCHASERS REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE BUSINESS OR THE PURCHASED ASSETS.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchasers jointly and severally represent and warrant to the Sellers as follows:

3.1 Organization; Good Standing; Power. Each Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of its state of formation. Each Purchaser has all requisite power and authority to enter into this Agreement and the other agreements contemplated by this Agreement to be entered into by it at Closing (collectively, the “Purchaser Agreements”) and to consummate the transactions contemplated hereby and thereby.

3.2 Authority. This Agreement has been, and each other Purchaser Agreement will be, duly authorized by all necessary power or other action of each Purchaser, and this Agreement has been, and each other Purchaser Agreement will be, duly executed and delivered by each Purchaser, and constitutes or will constitute a valid and legally binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

3.3 No Violation; Consents and Approvals.

(a) The execution and delivery by each Purchaser of this Agreement and the other Purchaser Agreements to which each Purchaser is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the Fundamental Documents of any Purchaser, (ii) any material Order applicable to any Purchaser or the property or assets of any Purchaser or (iii) any material Law applicable to any Purchaser or the property or assets of any Purchaser or (b) give rise to any right of termination, cancellation or acceleration under, result in a breach or, constitute a default under, require consent, approval or notice under, or result in the creation of any Lien upon any of the properties of any Purchaser under, any material contract to which any Purchaser is a party or by which any Purchaser or any assets of any Purchaser may be bound.

(b) No Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to any Purchaser in connection with the consummation of the transactions contemplated hereby.

3.4 Litigation. There are no Proceedings pending or, to the knowledge of Purchasers, threatened against or affecting any Purchaser or any of its assets, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, that are reasonably likely to impair any Purchaser’s ability to consummate the transactions contemplated hereby.

3.5 Financial Capability. Purchasers (a) have, and at the Closing will have, sufficient internal funds (including any required approvals or consents from lenders or financing sources) available to pay the Purchase Price and any expenses incurred by Purchasers in connection with the transactions contemplated by this Agreement, (b) have, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform their obligations hereunder, and (c) have not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

3.6 Brokers. No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by any Purchaser or any of its members, partners, directors, officers, employees, representatives or agents.

3.7 Investigation. EACH PURCHASER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES AND THE BUSINESS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE EFFECTS ON THE BUSINESS RESULTING FROM THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PURCHASERS) AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE SELLERS AND THE BUSINESS, AS IT HAS REQUESTED, AND THE PROJECTIONS. EACH PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT (I) (A) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE SELLERS ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT, (B) NEITHER THE SELLERS NOR ANY OF THEIR AFFILIATES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PROJECTIONS AND (C) THE SEGMENT FINANCIALS INCLUDE CERTAIN ASSETS NOT INCLUDED AMONG THE PURCHASED ASSETS AND THEREFORE, THE SEGMENT FINANCIALS REFLECT THE FINANCIAL RESULTS AND OPERATIONS OF THE SEGMENT IN ITS ENTIRETY, BUT DO NOT REFLECT THE HISTORICAL PERFORMANCE OR FINANCIAL RESULTS OF OPERATIONS OF THE BUSINESS BEING ACQUIRED, (II) ANY CLAIMS ANY PURCHASER MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN THIS AGREEMENT AND THE SELLER AGREEMENTS (AS MODIFIED BY THE DISCLOSURE

SCHEDULE, AS SUPPLEMENTED OR AMENDED (PURSUANT TO SECTION 4.7 OR OTHERWISE)) AND (III) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASERS SHALL ACQUIRE THE PURCHASED ASSETS AND THE BUSINESS WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.

ARTICLE IV

COVENANTS OF THE PARTIES

4.1	Conduct of Business.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Purchasers shall have been obtained, which consent shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated herein, Sellers shall:

(i) Operate the Business in all material respects in accordance with all applicable Laws and only in the ordinary course of business, consistent with past practices;

(ii) Use reasonable commercial efforts to preserve the rights, assets, properties, business organization, licenses, permits, Government Programs, Private Programs, customer and employee, supplier, patient and other relationships of the Business;

(iii) Keep and maintain the Purchased Assets, in their present condition, repair and working order, except for normal depreciation and wear and tear;

(iv) Perform in all material respects all obligations under the Assumed Contracts;

(v) Keep in full force and effect present insurance policies or other comparable insurance coverage insuring the Purchased Assets; and

(vi) Notify the Purchasers of the occurrence, to Sellers’ Knowledge, of (a) any event or circumstance which is reasonably likely to have a Material Adverse Effect on the Business; (b) any material unexpected change in the normal course of business or in the operation of the properties and assets of the Business, (c) any receipt of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or adjudicatory proceedings involving any aspect of the Business, (d) any material shortfalls or declines in revenue, margins or profitability, (e) any material loss of or disruption in, any customer, supplier and/or vendor relationships, and (f) any material loss of personnel.

(b) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Sellers will not do any of the following without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld or delayed:

(i) Take any action that would (i) adversely affect the ability of any Seller to obtain any consents required for the transactions contemplated thereby, or (ii) adversely affect the ability of any Seller to perform its covenants and agreements under this Agreement;

(ii) Impose, or suffer the imposition, on any of the rights, properties or assets of the Business of any Lien or permit any such Lien to exist, in each case, other than Permitted Liens;

(iii) Except for sales of inventory in the ordinary course of business and other than pursuant to this Agreement, sell, contribute or enter into any contract to sell or contribute, any interest in any of the Purchased Assets;

(iv) Grant any increase in compensation or benefits to the employees of the Sellers engaged in the operation of the Business, except in accordance with past practice;

(v) Enter into or amend any medical director agreements with anyone engaged as a medical director in the operation of the Business or participate in any discussions or negotiations regarding the establishment of any medical director agreements related to the Business;

(vi) Commence any litigation involving any right, property, asset or Liability of the Business other than in the ordinary course of business, or settle any litigation involving any right, property, asset or Liability of the Business resulting in restrictions upon the operations of the Business; or

(vii) Except in the ordinary course of business and in a manner that is not material, modify, amend or terminate any Assumed Contract or waive, release, compromise or assign any rights or claims related to or benefiting the Purchased Assets.

4.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement through the Closing Date, the Sellers shall give Purchasers and their agents and authorized representatives full and complete access to all offices, facilities, books and records, officers, employees and advisors of the Business as Purchasers may reasonably request (upon reasonable prior notice) during normal business hours; provided, however, that the Sellers are not under any obligation to disclose to Purchasers or any such representative any information the disclosure of which is restricted by contract or applicable Law or could compromise any applicable privilege (including the attorney-client privilege). Purchasers covenant that any investigation shall be conducted in such a manner as not to unreasonably disrupt the normal operations of the Business.

(b) In addition to the provisions in Section 4.3, from and after the Closing Date, (i) to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of the Sellers or their Affiliates, (ii) in connection with any Proceeding or (iii) in connection with the determination of any matter relating to the rights or obligations of the Sellers or any of their Affiliates under this Agreement or any of the Seller Agreements, Purchasers shall give the Sellers and their agents and authorized representatives reasonable access to all offices, facilities, books and records, officers, employees and advisors of the Business as the Sellers may reasonably request (upon reasonable prior notice) during normal business hours; provided, however, that Purchasers are not under any obligation to disclose to the Sellers or any such representative any information the disclosure of which is restricted by contract or applicable Law or could compromise any applicable privilege (including the attorney-client privilege). The Sellers covenant that any investigation shall be conducted in such a manner as not to unreasonably disrupt the normal operations of the Business.

(c) Any information provided to or obtained by Purchasers or Sellers relating to the other parties or any of their Affiliates shall be deemed confidential information as described in the Confidentiality Agreement dated as of November 13, 2012 between Purchaser Parent and Addus HomeCare Corporation (the “Confidentiality Agreement”), and shall be held by such party in accordance with, and be subject to the terms of, the Confidentiality Agreement. Notwithstanding anything contained in this Agreement to the contrary, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof. In the event of the termination of this Agreement for any reason, Purchasers and Sellers shall comply with the terms and provisions of the Confidentiality Agreement

(d) For a period of ten years following the Closing Date, Sellers will retain and provide Purchasers access to all original patient medical, billing and operating records for patients who received care at the Business prior to the Closing Date (collectively, the “Prior Medical Records”); provided, however, that Sellers shall not be under any obligation to disclose to Purchasers or any representative any information the disclosure of which is restricted by contract or applicable Law (including, without limitation, HIPAA, all regulations promulgated pursuant to HIPAA and all other laws and regulations applicable to the privacy of health information) or could compromise any applicable privilege. The Purchasers covenant that any investigation shall be conducted in such a manner as not to unreasonably disrupt the normal operations of the Sellers’ business. Sellers shall use their commercially reasonable efforts to ensure that all Prior Medical Records are kept, and access to the Prior Medical Records is preserved, in accordance with good business practices.

4.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall (i) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement at the earliest practicable date (including actions necessary to prevent the entry of any injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered in connection with the transactions contemplated by this Agreement) and (ii) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing. Without limiting the foregoing, each party shall use its reasonable best efforts to cause the Closing to occur by the Outside Date.

4.4 Consents. Without limiting the generality of Section 4.3, each of the parties hereto will use its commercially reasonable efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including the consents and approvals referred to in Sections 2.3 and 3.3. For purposes of clarification, no consent or approval that is not listed on Schedule 5.2(i) shall be a condition to the parties’ obligations to consummate the Closing hereunder. Each of the parties hereto will make or cause to be made all filings and submissions under applicable Laws as may be required for the consummation of the transactions contemplated by this Agreement. The parties hereto will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

4.5 Lien Releases. Without limiting the generality of Section 4.3, Sellers will use commercially reasonable efforts to discharge all Liens (other than Permitted Liens) on the Purchased Assets prior to the Closing.

4.6 Public Announcements. Except as required by applicable Law or the rules of any applicable stock exchange, the parties hereto shall not issue any report, statement or press release or otherwise make any other public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and approval of the other parties.

4.7 Notice of Events.

(a) During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Purchasers shall promptly notify the Sellers in writing if any Purchaser becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of such Purchaser’s discovery of such event, fact or condition and (ii) any material failure on the part of any Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) During the period prior to the Closing Date or the earlier termination of this Agreement, the Sellers shall promptly notify Purchasers in writing if the Sellers become aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of the Sellers’ representations or warranties contained herein had such representation or warranty been made as of the time of the discovery of such event, fact or condition and (ii) any material failure on the part of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Should any such event, fact or condition require any change to the Disclosure Schedule, the Sellers shall promptly deliver to Purchasers a supplement to the Disclosure Schedule specifying such change.

(c) In the event that the Sellers deliver one or more supplements to the Disclosure Schedule pursuant to Section 4.7(b) and the Closing occurs and so long as any such supplement does not relate to the occurrence or non-occurrence of any event or fact that Sellers knew or should have known existed as of the date of this Agreement, Purchasers will be deemed to have accepted such supplemented Disclosure Schedule, the delivery of any such supplement will be deemed to have cured any misrepresentation or breach of any representation, warranty or covenant and, from and after the Closing Date, no Purchaser Indemnitee will have any claim for indemnification for any such events, facts or conditions. If any supplement does relate to the occurrence or non-occurrence of any event or fact that Sellers knew or should have known existed as of the date of this Agreement, the Purchaser Indemnitees’ ability to make a claim for indemnification for any such events, facts or conditions shall not have been waived and shall be preserved in full.

4.8 Tax Matters.

(a) Tax Indemnification. The Purchasers shall be responsible for and shall indemnify and hold harmless the Sellers and each Seller Indemnitee from and against all Assumed Taxes. The Sellers shall be responsible for, and shall indemnify and hold harmless the Purchasers and each Purchase Indemnitee from and against all Excluded Taxes.

(b) Apportionment of Taxes. The amount of any Tax that is attributable to a Straddle Period shall be attributed to the portion of the period ending on the Closing Date and the portion of the period beginning on the day immediately following the Closing Date as follows: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and all other Taxes for such Straddle Period shall be attributable to the portion of the Straddle Period beginning on the day immediately following the Closing Date; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Sellers filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on as of the end of the day on the Closing Date using a “closing of the books methodology” and all other Taxes for such Straddle Period shall be attributable to the portion of the Straddle Period beginning on the day immediately following the Closing Date.

(c) Transfer Taxes. Any and all transfer, sales, use, purchase, value added, excise, real property, stamp, or similar taxes (and related interest or penalties) imposed on, or result from, the transfer of any Purchased Assets pursuant to this Agreement (including those Transfer Taxes imposed on the Sellers or the Purchased Assets) (“Transfer Taxes”) that result from the transfer of the Purchased Assets to the Purchasers pursuant to the terms of this Agreement shall be paid 50% by the Sellers and 50% by the Purchasers. The Purchasers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Sellers will join in the execution of any such Tax Returns and other documentation.

(d) Tax Claims.

(i) After the Closing, the Purchasers shall promptly notify the Sellers in writing upon receipt of any written notice of any pending or threatened Proceeding or similar claim relating to Excluded Taxes or Transfer Taxes, and the Sellers shall promptly notify the Purchasers in writing upon receipt of any written notice of any pending or threatened similar claim relating to Assumed Taxes or Transfer Taxes (any such Proceeding or claim shall be referred to as a “Tax Claim”).

(ii) The Sellers shall have a right to control, at their own cost, without affecting their or any other party’s rights to indemnification under this Agreement, the defense of all Tax Claims relating to any Excluded Tax.

(iii) The Purchasers shall have the right to control, at their own cost, without affecting their or any other party’s rights to indemnification under this Agreement, the defense of all Tax Claims relating to any Assumed Tax.

(iv) The Sellers and Purchasers shall jointly control the defense of all Tax Claims relating to any Transfer Tax.

(e) Cooperation. The Purchasers and the Sellers shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Purchasers; (ii) assist in any audit or other Proceeding with respect to Taxes or Tax Returns of the Purchasers (whether or not a Tax Claim); (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Purchasers (including copies of Tax Returns and related work papers); (iv) provide any information required to allow the Purchasers to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(f) Tax Refunds. All refunds for Excluded Taxes (and 50% of the refunds of any Transfer Tax) shall be for the benefit of the Sellers. If Purchasers or an Affiliate of Purchasers receives a refund with respect to Excluded Taxes, Purchasers or such Affiliate shall pay to the Sellers, within thirty (30) days following the receipt of such refund, the amount of such refund attributable to the Sellers. All refunds for Assumed Taxes (and 50% of the refunds of any Transfer Tax) shall be for the benefit of Purchasers. If the Sellers or an Affiliate of the Sellers receive a refund with respect to Assumed Taxes, the Sellers or such Affiliate shall pay to the Purchasers, within thirty (30) days following the receipt of such refund, the amount of such refund attributable to the Purchasers.

4.9 Trademark License. Purchasers agree that except pursuant to the Trademark License Agreement, they shall have no right to use of the name “Addus” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto, and no Purchaser will at any time hold itself out as having any affiliation with any Seller or any of its Affiliates.

4.10 Collection of Accounts. If, after Closing, any Purchaser receives any payment on any accounts receivable arising from the operation of the Business prior to the Closing Date, such Purchaser shall forward such payment to Addus within five (5) Business Days after such Purchaser’s receipt thereof. If, after Closing, the Sellers receive any payment on any accounts receivable arising from the operation of the Business following the Closing Date, the Sellers shall forward such payment to Purchasers within five (5) Business Days after the Sellers’ receipt thereof.

4.11 Employees.

(a) Prior to Closing, Purchasers shall assess the staffing needs of the Business and offer employment, effective on the Closing Date, to those regular full-time and part-time employees of the Business as of the Closing Date (the “Employees of the Business”) that the Purchasers deem necessary, in their sole discretion, at a base salary, wage rate and bonus compensation, at least equal to similarly situated employees of the Purchaser Parent prior to the Closing; provided, that Purchasers shall offer employment to a sufficient number of Employees of the Business, and on sufficient terms and conditions of employment, such that consummation of the transactions contemplated by this Agreement and the Sellers’ termination of the employment of the Employees of the Business effective as of the Closing Date, shall not give rise to any notice obligations or other Liability under the WARN Act. In addition, effective as of the Closing Date, with respect to employees who accept such offer of employment from Purchasers (the “Hired Employees”), Purchasers shall provide plans, programs, policies, arrangements or agreements regarding employee benefits which provide benefits and other perquisites of employment that are in the aggregate no less favorable than those provided to similarly situated employees of the Purchaser Parent on the Closing Date, which plans, programs, policies, arrangements or agreements shall recognize the previous service with Sellers of the Hired Employees for the purpose of determining eligibility for and entitlement to succeeding benefits, including vesting. Purchasers will credit each Hired Employee with such number of unused vacation days and other paid time off accrued by such Employee of the Business with Sellers prior to the Closing Date in accordance with the Sellers’ personnel policies applicable to such Employees of the Business on the Closing Date; provided however, that Sellers shall pay to Purchasers at Closing the monetary equivalent of the Hired Employees’ accrued but unused vacation days and other paid time off.

(b) The Sellers shall be solely responsible and the Purchasers shall have no obligations for any compensation or other benefits payable to any Employee of the Business for any period relating to the service with the Sellers at any time prior to the Closing Date.

(c) On or after the Closing Date, neither any Purchaser nor any of their respective successors or assigns will engage in or cause any plant closings, layoffs or terminations of employment that will cause Sellers to have any Liability to Employees of the Business under the United States Worker Adjustment and Retraining Notification Act or any similar statutes or regulations of any jurisdiction (collectively, the “WARN Act”). During the period from the Closing Date to the ninety-first day thereafter (inclusive), should any Purchaser or any of their respective successors or assigns engage in, or cause, any plant closing or mass layoff involving Employees of the Business that gives rise to any notice or other obligations under the WARN Act, Purchasers shall comply, and shall cause their successors and assigns to comply, with such obligations. For this purpose, Purchasers shall be deemed to have caused a plant closing or mass layoff if the plant closing or mass layoff would not have occurred but for Purchasers’ failure to offer employment to, and employ, the Employees of the Business in accordance with the terms of this Agreement. Purchasers shall jointly and severally indemnify Sellers for any and all Liabilities with respect to Employees of the Business directly or indirectly relating to or arising out of any plant closing, layoff, employment termination or similar event on or after the Closing Date, as well as for all other Liabilities arising on or after the Closing Date to any employee, agent or independent contractor employed by or providing services to the Business on or after the Closing Date.

(d) Purchasers shall jointly and severally indemnify and hold each of the Seller Indemnitees harmless from any Liability that any Seller Indemnitee may incur as a result of any claim made by any Employee of the Business relating directly to or arising solely out of Purchasers’ employee selection and employment offer process provided, that Purchasers shall not be responsible for any severance or unemployment compensation Liabilities owing to any employee of Sellers as a result of the cessation of employment with any Seller (other than any compensation or benefits owned pursuant to the WARN Act, for which Purchasers shall be jointly and severally liable).

(e) With respect to employment Tax matters (i) the Purchasers shall assume the Sellers’ obligation to prepare, file, and furnish IRS Form W-2s with respect to the Employees of the Business for the year including for the period prior to the Closing Date and (ii) the Sellers and the Purchasers shall agree to elect the “alternative procedure” for filing IRS Form W-2s with respect to each of the Employees of the Business pursuant to the alternative procedure prescribed by Section 5 of Revenue Procedure 2004-53, 34 I.R.B 320.

4.12 Prorations.

(a) Revenues and expenses pertaining to the Assumed Contracts, utilities and other charges for the billing period(s) in which the Closing Date occurs, and other related items of revenue or expense shall be prorated between the Sellers and Purchasers as of the Closing Date. Prorations shall be made so as to reimburse the Sellers for prepaid expense items to the extent that the same are attributable to periods on and after the Closing Date. Following Closing, the intent of this provision shall be implemented by Purchasers remitting to the Sellers any invoices which reflect a service or delivery date before the Closing Date and by Purchasers assuming responsibility for the payment of any invoices which reflect a service or delivery date on and after the Closing Date.

(b) Prorations of Medicare and other episodic revenues shall be made on the basis of actual visits performed in the relevant accounting or revenue period and shall be based on information included on final claim submissions. All other prorations shall be made on the basis of actual days elapsed in the relevant accounting or revenue period and shall be based on the most recent information available. Without limiting the foregoing, water, electricity, sewer, gas, telephone and other utility charges shall be based, to the extent practicable, on final meter readings and invoices covering the period of time through the Closing Date. Utility charges which are not metered and read on the Closing Date shall be estimated based on prior charges, and shall be re-prorated upon receipt of statements therefor. All amounts owing from one party hereto to the other party hereto that require adjustment after the Closing Date shall be settled within thirty (30) days after the Closing Date or, in the event the information necessary for such adjustment is not available within said thirty (30) day period, then as soon thereafter as practicable.

(c) Notwithstanding the foregoing, no Taxes shall be subject to pro rations under Section 4.12 and Sellers’ and Purchasers’ obligation for such Taxes (and right to Tax refunds) shall be as set forth in Section 4.8.

4.13 No-Shop. Unless and until this Agreement is terminated pursuant to Article VII or upon the occurrence of the Closing, no Seller shall, directly or indirectly, through any officer, director, employee, agent, intermediary or otherwise: (i) solicit, initiate or encourage submission of proposals or offers from any Person relating to any purchase of an interest in such Seller, any of the Purchased Assets and/or the Business or any transaction, in each case, that would adversely affect the transactions contemplated by this Agreement; (ii) participate in any discussions or negotiations regarding, or furnish to any other Person, any information with respect to, or otherwise respond to, cooperate or encourage, any effort or attempt by any other Person to purchase any interest in such Seller, any of the Purchased Assets and/or the Business or any transaction, in each case, that would adversely affect the transactions contemplated by this Agreement; or (iii) approve or undertake any of the foregoing transactions. If any Seller receives a written offer or proposal relating to any purchase of an interest in such Seller, and of the Purchased Assets or the Business, such Seller shall notify Purchasers of the receipt of such written offer.

4.14 Arkansas License. Purchasers shall ensure that promptly following the date hereof, the appropriate Purchaser will (a) file for licensure in the State of Arkansas as a Class A home health agency, which Purchaser shall in the same application file for a Derivative Class B license, and (b) file an application to be an Arkansas Medicaid provider, and shall use commercially reasonable efforts to ensure that the Class A home health license with the Derivative Class B license and the Medicaid provider number are granted as promptly as practicable. Sellers will cooperate with Purchasers in good faith to assist the appropriate Purchaser to obtain the foregoing home health licenses and Medicaid provider number. To the extent permitted by applicable Law, at the Closing, the parties will enter into a personal care services agreement, substantially in the form and on the terms of Annex E to the Disclosure Letter. If such a personal care services agreement is not permitted by applicable Law, the parties will negotiate in good faith to enter into a similar arrangement at the Closing that preserves the intent of such personal care services agreement and complies with applicable Law. The failure of the parties to execute and deliver such a personal care services agreement shall not constitute a condition to any party’s obligations to consummate the Closing hereunder. However, from and after the Closing, the Purchasers shall cooperate in good faith with the Sellers in order to assist the Sellers in obtaining a personal care license to operate in the State of Arkansas.

4.15 Provision of Transition Services.

(a) Subject to Section 4.15(e), from and after the Closing, Sellers agree to use commercially reasonable and good faith efforts to facilitate the provision of those services set forth on Section 4.15 of the Disclosure Schedule (individually, a “Service”, and collectively, the “Services”) to Purchasers from the third party vendors identified on Section 4.15 of the Disclosure Schedule (the “Third Party Vendors”). Following the Closing, Purchasers or Purchaser Parent may request amendments to Section 4.15 of the Disclosure Schedule to include additional Services (“Additional Services”) related to the transfer of the Business. No such request for Additional Services shall be effective without the consent of Addus, which shall not unreasonably be withheld.

(b) Sellers shall provide records, files and data in mutually agreeable electronic form (but only to the extent otherwise available in electronic form) to enable Purchasers to migrate the Services to Purchasers’ systems or, at Purchasers’ request, to separate platforms maintained by third-party providers of Purchasers. Sellers shall use commercially reasonable efforts to assist Purchasers in migrating the Services to Purchasers’ internal systems or third-party providers, and Sellers shall cooperate with Purchasers at Purchasers’ reasonable request in connection with Purchasers’ receipt of such services from a third party.

(c) Within five (5) Business Days after the date hereof and thereafter on a mutually agreed upon periodic basis, the appropriate representatives of each party’s transition teams (the “Transition Teams”) shall conduct a joint meeting in order to discuss the status of the Services, as well as to answer questions, gather information and resolve matters that may arise from time to time in connection with the provision of the Services. It is the expectation of the parties that the Transition Team members shall communicate and work directly with one another to ensure that all Services are rendered on a timely and complete basis. Each party will use commercially reasonable efforts to respond to requests for information from the other party within five (5) Business Days after receipt of each such request.

(d) Purchasers shall be responsible for all costs directly billed to Sellers by the Third Party Vendors for the Services provided to Purchasers and shall be responsible for all costs directly incurred by Purchasers in connection with the provision of the Services by the Third Party Vendors. With respect to Services to be provided directly by Addus, Purchasers shall reimburse Addus for its reasonable direct costs and expenses (including personnel costs and expenses) incurred in connection with the provision of such Services.

(e) The parties agree to perform the covenants set forth in this Section 4.15 from the Closing Date until the earlier of (i) the date that is 120 days from the Closing Date, or (ii) the date that Purchasers or Purchaser Parent, as the case may be, has entered into separate contracts with third party vendors for the provision of the Services; provided, however that the term of the covenants set forth in this Section 4.15 may be extended if requested by Purchasers and consented to by Sellers in writing, such consent to not be unreasonably withheld.

4.16 Copy Machines. From and after the Closing and until the earlier of the date on which (a) Purchasers have arranged for use of their own copy machines or (b) with respect to any copy machine, the date on which any lease relating to such copy machine expires, Sellers will permit Purchasers to use their copier machines used by Sellers in the operation of the Business prior to the Closing. Purchasers shall promptly following demand from Sellers reimburse Sellers for all direct costs incurred by Sellers as a result of the foregoing.

4.17 Leases. To the extent that third party consents relating to (i) the assignment of the leases identified on in Section 4.17 of the Disclosure Schedule (the “Leases”) to Purchasers or (ii) the Subleases have not been obtained as of the Closing, the Sellers, during the remaining term of such Leases or the leases underlying the Subleases (the “Underlying Leases”), as applicable, shall use commercially reasonable efforts to (a) at the request and at the expense of

Purchasers, obtain the consent of the applicable lessor, (b) make the benefit of such Leases and the applicable portion of the Underlying Leases contemplated by the Subleases available to the Purchasers, and (c) enforce at the request of the Purchasers and at the expense and for the account of the Purchasers, any rights of the Sellers arising from such Leases and Underlying Leases against the lessor thereunder (including the right to terminate any such Lease in accordance with the terms thereof). Sellers will not take any action or suffer any omission which would limit or restrict or terminate the benefits to the Purchasers of such Leases or Subleases, other than the consummation of the transactions contemplated hereby. From and after the Closing, Purchasers shall make all payments owing under the Leases relating to the period following the Closing and all payments contemplated by the Subleases whether or not entered into at Closing on the terms contemplated thereby. The foregoing obligations of Sellers shall continue with respect to each Lease and Sublease from and after the Closing until the earlier of the date on which (a) the lessor’s consent to the assignment of such Lease or Sublease has been obtained, (b) such Lease or Underlying Lease expires in accordance with its terms or is otherwise properly terminated by the lessor thereunder, or (c) Purchasers enter into a new third party lease for the operation of the location covered by such Lease or Sublease.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to the Sellers’ Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Sellers):

(a) Representations and Warranties. The representations and warranties of Purchasers in Article III of this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date); provided, that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a material adverse effect on Purchasers’ ability to consummate the transactions contemplated hereby.

(b) Performance. Purchasers shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Purchasers at or prior to the Closing.

(c) Certificate. Each Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date, executed on its behalf by an executive officer, certifying the fulfillment of the conditions specified in Sections 5.1(a) and 5.1(b). The Sellers shall have received a certificate, dated as of the Closing Date, signed by the Secretary of each Purchaser, and certifying as to (i) such Purchaser’s Fundamental Documents and the incumbency of its officers executing this Agreement and each Purchaser Agreement to which it is a party and (ii) the resolutions of the board of directors (or comparable governing body) of such Purchaser authorizing the execution, delivery and performance by such Purchaser of this Agreement and each Purchaser Agreement to which it is a party.

(d) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(e) Ancillary Documents. The Purchasers shall have delivered, or caused to be delivered, to the Sellers the following:

(i) a bill of sale, substantially in the form and on the terms of Annex A to the Disclosure Letter (the “Bill of Sale”), duly executed by the Purchasers;

(ii) an assignment and assumption agreement, substantially in the form and on the terms of Annex B to the Disclosure Letter (the “Assignment and Assumption Agreement”), duly executed by the Purchasers;

(iii) a certificate of the Secretary of State (or other applicable office) in which each Purchaser is organized, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing of each Purchaser;

(iv) a trademark license, substantially in the form and on the terms of Annex C to the Disclosure Letter (the “Trademark License”), duly executed by the Purchasers;

(v) a sublease with respect to each parcel of real property identified in Section 5.1(e)(v) of the Disclosure Schedule, substantially in the form and on the terms of Annex D to the Disclosure Letter (each, a “Sublease”), duly executed by the appropriate Purchaser;

(vi) an interim management agreement, substantially in the form and on the terms of Annex F to the Disclosure Letter, duly executed by the California JV Company (the “California Agreement”); and

(vii) a restrictive covenant agreement, substantially in the form and on the terms of Annex G to the Disclosure Letter (the “Restrictive Covenant Agreement”), duly executed by Purchasers.

(f) Cost Report. The cost report relating to Sellers’ operations of the Business in South Carolina has been deemed accepted by Palmetto GBA, the Home Health Agency Medicare Administrative Contractor for the state of South Carolina, in accordance with 42 C.F.R. §413.24(f)(5)(iii).

(g) Joint Venture Transactions. The Joint Venture Transactions shall be consummated concurrently with the Closing.

(h) Additional Documents. Purchasers shall have executed and delivered such other documents as the parties mutually agree are necessary to be entered into by the Purchasers to consummate the transactions contemplated hereby.

5.2 Conditions to Purchasers’ Obligations. The obligations of Purchasers to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Purchasers):

(a) Representations and Warranties. The representations and warranties of the Sellers in Article II of the Agreement (after giving effect to any supplement, update, amendment or waiver with respect thereto pursuant to Section 4.7) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such date); provided, that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a Material Adverse Effect.

(b) Performance. The Sellers shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Sellers at or prior to the Closing; provided, that this condition shall be deemed to be satisfied unless any failure to so perform has a Material Adverse Effect.

(c) Certificates. Each of the Sellers shall have delivered to Purchasers a certificate, dated as of the Closing Date, executed on its behalf by an executive officer, certifying the fulfillment of the conditions specified in Sections 5.2(a) and 5.2(b). Purchasers shall have received a certificate, dated as of the Closing Date, signed by an officer of each of the Sellers, and certifying as to (i) its Fundamental Documents and the incumbency of its officers executing this Agreement and each Seller Agreement to which it is a party and (ii) the resolutions of the board of directors or comparable governing body of each Seller authorizing the execution, delivery and performance by such Seller of this Agreement and each Seller Agreement to which it is a party.

(d) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(e) Ancillary Documents. The Sellers shall have delivered, or caused to be delivered, to the Purchasers the following:

(i) a Bill of Sale, duly executed by the Sellers;

(ii) an Assignment and Assumption Agreement, duly executed by the Sellers;

(iii) the Trademark License, duly executed by the Sellers party thereto;

(iv) the California Agreement, duly executed by the Seller party thereto; and

(v) the Restrictive Covenant Agreement, duly executed by Sellers.

(f) Lien Releases. Purchasers shall have received evidence, reasonably satisfactory to them, that Sellers have discharged the Liens on the Purchased Assets identified in Section 5.2(f) of the Disclosure Schedule.

(g) Cost Report. The cost report relating to Sellers’ operations of the Business in South Carolina has been deemed accepted by Palmetto GBA, the Home Health Agency Medicare Administrative Contractor for the state of South Carolina, in accordance with 42 C.F.R. §413.24(f)(5)(iii).

(h) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect between the date hereof and the Closing Date, and a certificate of a duly authorized officer of Sellers shall have been delivered to Purchasers to such effect.

(i) Necessary Consents and Approvals. Purchasers and Sellers shall have obtained the consents and approvals and provided the notices set forth in Section 5.2(i) of the Disclosure Schedule.

(j) Additional Documents. Sellers shall have executed and delivered such other documents as the parties mutually agree are necessary to be entered into by the Sellers to consummate the transactions contemplated hereby.

5.3 Frustration of Closing Conditions. None of the Sellers nor Purchasers may rely, as a basis for not consummating transactions contemplated hereby, on the failure of any condition set forth in Sections 5.1 or 5.2, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use reasonable best efforts to consummate the transactions contemplated hereby as required by and subject to Section 4.3.

ARTICLE VI

INDEMNIFICATION

6.1 Survival. The representations and warranties of the Sellers, on the one hand, and Purchasers, on the other hand, contained in, and the certificates delivered pursuant to, this Agreement shall survive until the fifteen (15) month anniversary of the Closing Date; provided, that the covenants and agreements of the parties shall survive in accordance with their respective terms (the “Indemnification Termination Date”). On the Indemnification Termination Date, the representations, warranties, covenants and agreements contained in, and the certificates delivered pursuant to, this Agreement and any right of any Purchaser Indemnitee or Seller Indemnitee to make a claim for indemnification on account thereof will terminate; provided, however, that the right to indemnification shall extend beyond the Indemnification Termination Date with respect to any specific claim for indemnification for which written notice was given to Purchasers or Sellers, as applicable, in accordance with the terms hereof prior to the Indemnification

Termination Date, but shall expire on the expiration of the applicable statutes of limitations unless an action has been brought with respect thereto. Notwithstanding the foregoing, (a) the representations and warranties contained in (i) Sections 2.1 (Organization; Good Standing; Qualification and Power), 2.2 (Authority), 2.5(a) (Title to Assets) and 2.17 (Brokers) (the “Seller Excluded Representations”) and (ii) Sections 3.1 (Organization; Good Standing; Qualification and Power), 3.2 (Authority), 3.6 (Brokers) and 3.7 (Investigation) (the “Purchaser Excluded Representations”) will survive the Closing Date without limitation as to time; (b) the representations and warranties contained in Sections 2.11 (Taxes), 2.15 (Environmental Matters), Sections 2.18 (Licenses, Authorizations and Provider Programs), 2.19 (Inspections and Investigations) and 2.20 (Health Care Laws) will survive until the Liability to which any such claim may relate is barred by all applicable statutes of limitations.

6.2 Indemnification of the Purchaser Indemnitees. From and after the Closing Date, and subject to the limitations set forth in this Agreement, the Sellers will jointly and severally indemnify, defend and hold harmless Purchasers and their Affiliates, and each of their officers, directors, members, managers, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) for the amount of all Losses that such Purchaser Indemnitee may actually suffer or incur as a result of or arising out of:

(a) the failure of any representations or warranties contained in Article II of this Agreement to be true and correct on the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure to be true and correct as of such date), after giving effect to any supplement to the Disclosure Schedule pursuant to Section 4.7 or otherwise;

(b) the breach or failure by any Seller to perform any of its covenants or obligations set forth this Agreement;

(c) Excluded Taxes and Sellers’ portion of Transfer Taxes under Section 4.8(c);

(d) any Excluded Liability; or

(e) any penalty, fine, judgment or settlement amount, including reasonable fees and expenses of outside attorneys, due to the federal government, state government or a qui tam relator resulting from any investigation, review or claim by the federal government, state government or a qui tam relator, from an actual or alleged violation of the federal False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the Ethics in Patient Referral Act, 42 U.S.C. § 1395nn; or any state law equivalent to the preceding laws, in connection with the operation of the Business by any Seller prior to the Closing, and then only to the extent that Purchasers and their respective Affiliates or Subsidiaries did not contribute to or exacerbate the violation (“Health Care Losses”).

6.3 Indemnification of the Seller Indemnitees. From and after the Closing Date, and subject to the limitations set forth in this Agreement, Purchasers shall jointly and severally indemnify, defend and hold harmless the Sellers and their Affiliates, and each of their officers, directors, members, managers, agents, successors and permitted assigns (collectively, the “Seller Indemnitees”) against, and reimburse any Seller Indemnitee for, all Losses that such Seller Indemnitee may actually suffer or incur as a result of or arising out of:

(a) the failure of any representations or warranties contained in Article III of this Agreement to be true and correct on the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure to be true and correct as of such date);

(b) the breach or failure by any Purchaser to perform any of its covenants or other obligations contained in this Agreement;

(c) the Purchasers’ failure to perform, discharge or satisfy the Assumed Liabilities as they come due;

(d) Assumed Taxes and Purchasers’ portion of any Transfer Taxes under Section 4.8(c); or

(e) the ownership and operation of the Business from and after the Closing.

6.4 Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, other than in the case of fraud, the parties agree that, from and after the Closing, the sole and exclusive remedies of the parties to this Agreement and the Purchaser Indemnitees and the Seller Indemnitees, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortuous conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this Article VI. In furtherance of the foregoing, each of the parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights and claims (other than claims of fraud) for Losses it may have against any other party arising under, based upon or relating to this Agreement, any Seller Agreement or Purchaser Agreement, any document or certificate delivered in connection herewith, any applicable Law, common law or otherwise (except pursuant to the indemnification provisions set forth in this Article VI). The provisions of this Section 6.4 shall not, however, prevent or limit a cause of action under Section 8.12 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

6.5 Limitations on Reimbursement to and Indemnification of Purchaser Indemnitees. Notwithstanding anything contained in this Agreement to the contrary, the rights of the Purchaser Indemnitees to indemnification under this Agreement are limited as follows:

(a) Basket; Cap. With respect to the matters described in Section 6.2(a), the Purchaser Indemnitees will not be entitled to recover (through reimbursement, indemnification or otherwise) any Losses until the total of all such Losses suffered by the Purchaser Indemnitees exceeds 1% of the Purchase Price (the “Basket”), in which event the Purchaser Indemnitees will be entitled to indemnification for all Losses in excess of the Basket and up to a maximum of 12% of the Purchase Price (the “Cap”); provided, that neither the Basket nor the Cap shall apply to claims brought with respect to the Seller Excluded Representations; and provided, further, that with respect to the matters described in Section 6.2(a) with respect to the representations and warranties set forth in Section 2.4 (Financial Statements; SEC Reports), the Purchaser Indemnitees shall only be entitled to indemnification for Losses (when taken together with all other indemnifiable Losses) up to a maximum of 15% of the Purchase Price. The Purchaser Indemnitees will not be entitled to recover (through reimbursement, indemnification or otherwise) any Health Care Losses in an aggregate amount in excess of the Health Care Liability Cap (as defined below). Notwithstanding anything else to the contrary herein, except for Health Care Losses, for which the Health Care Liability Cap shall be the limit of the Sellers’ aggregate liability, the Purchaser Indemnitees will not be entitled to recover (through reimbursement, indemnification or otherwise) any Losses in an aggregate amount in excess of the Purchase Price. For purposes of this Agreement, the “Health Care Liability Cap” is equal to $60,000,000 less any other Losses that the Purchaser Indemnitees suffer or incur.

(b) Reduction; Subrogation. The Purchaser Indemnitees’ right to indemnification pursuant to this Agreement on account of any Losses shall be reduced by (i) all insurance or other proceeds recovered or recoverable by the Purchaser Indemnitees from third parties, including, without limitation, pursuant to indemnification obligations of third parties, and (ii) the amount of any Tax Benefit realized by any Purchaser Indemnitee or its Affiliates as a result of such Losses. If any Purchaser Indemnitee or any of its Affiliates realizes a Tax Benefit and such Tax Benefit was included in the computation of the Loss, within ten (10) days of filing the Tax Return claiming the Tax Benefit (or, to the extent the Tax Benefit is in the form of a refund, within ten (10) days of receiving the refund from the Governmental Authority), pay to the Sellers the amount of such Tax Benefit. Purchasers shall take all commercially reasonable actions to timely claim any Tax Benefit that will reduce the amount of a Loss, or give rise to a payment to or for the benefit of the Sellers, under this Section 6.5(b). If Purchasers fail to pursue recoveries under any “occurrence” based insurance policies or from such third parties, including, without limitation, pursuant to indemnification obligations of third parties, then the Sellers shall have the right of subrogation to pursue such insurance policies or third parties and may take any reasonable actions necessary to pursue such rights of subrogation in its name or the name of the party from whom subrogation is obtained. Purchasers shall cooperate with the Sellers to pursue any such subrogation claim.

(c) No Claims. The Purchaser Indemnitees shall not have any claim for Losses under this Agreement (i) to the extent that any Liability or obligation arises as a result of any action taken or omitted to be taken by Purchasers, and (ii) in respect of any Losses caused by or resulting from any action required or permitted by Section 4.1.

(d) Knowledge of Breach. If (i) prior to Closing, any Purchaser has actual knowledge of any inaccuracy or breach by any Seller of any representation, warranty or covenant contained in this Agreement, including as provided under Section 4.7(c), and (ii) the Closing occurs, Purchasers shall be deemed to have waived such breach and no Purchaser Indemnitee shall be entitled to bring any action or claim for Losses or to assert any other right or remedy for any Losses arising from any matters relating to such condition or breach, notwithstanding anything contained in this Agreement to the contrary or in any certificate delivered pursuant hereto.

(e) Limitation on Liability. The Purchaser Indemnitees shall not be entitled to indemnification pursuant to this Agreement for (i) lost profits (or similar items, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof), consequential, incidental, indirect, exemplary or special damages, or (ii) punitive damages (except with respect to Losses actually awarded to a third party in an action brought against a Purchaser Indemnitee). Notwithstanding anything contained in this Agreement to the contrary, no diminution in value, multiple of profits or multiple of cash flow or similar valuation methodology shall be used in calculating the amount of any Losses under this Agreement.

6.6 Limitations on Indemnification of Seller Indemnitees.

(a) Cap; Basket. The Seller Indemnitees will not be entitled to indemnification pursuant to Section 6.3(a) hereof for any Losses until the total of all such Losses suffered by the Seller Indemnitees exceeds the Basket, in which event the Seller Indemnitees will be entitled to indemnification for all Losses in excess of the Basket and up to a maximum of the Cap; provided, that neither the Basket nor the Cap shall apply to claims brought with respect to the Purchaser Excluded Representations. Notwithstanding anything else to the contrary herein, the Seller Indemnitees shall not be entitled to recover any Losses in an aggregate amount in excess of the Purchase Price.

(b) Mitigation; Subrogation. The Seller Indemnitees’ right to indemnification pursuant to this Agreement on account of any Losses shall be reduced by (i) all insurance or other proceeds recovered or recoverable by the Seller Indemnitees from third parties, including, without limitation, pursuant to indemnification obligations of third parties, and (ii) the amount of any Tax Benefit realized by any Seller Indemnitee or its Affiliates as a result of such Losses. If any Seller Indemnitee or any of its Affiliates realizes a Tax Benefit and such Tax Benefit was included in the computation of the Loss, within ten (10) days of filing the Tax Return claiming the Tax Benefit (or, to the extent the Tax Benefit is in the form of a refund, within ten (10) days of receiving the refund from the Governmental Authority), pay to the Purchaser Parent the amount of such Tax Benefit. Sellers shall take all commercially reasonable actions to timely claim any Tax Benefit that will reduce the amount of a Loss, or give rise to a payment to or for the benefit of Purchasers, under this Section 6.6(b). If Sellers fail to pursue recoveries under any “occurrence” based insurance policies or other third party indemnities, then Purchasers shall have the right of subrogation to pursue such insurance policies or other third party indemnities and may take any reasonable actions necessary to pursue such rights of subrogation in their name or the name of the party from whom subrogation is obtained. Sellers shall cooperate with Purchasers to pursue any such subrogation claim.

(c) Limitation on Liability. The Seller Indemnitees shall not be entitled to indemnification pursuant to this Agreement for (i) lost profits (or similar items, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof), consequential, incidental, indirect, exemplary or special damages, or (ii) punitive damages (except with respect to Losses actually awarded to a third party in an action brought against a Seller Indemnitee). Notwithstanding anything contained in this Agreement to the contrary, no diminution in value, multiple of profits or multiple of cash flow or similar valuation methodology shall be used in calculating the amount of any Losses under this Agreement.

6.7 Procedures. The following procedures shall apply to all claims for indemnification pursuant to this Article VI, other than those relating to Tax matters, which are governed by Section 4.8:

(a) Notice of Losses. Subject to the limitations set forth in this Agreement, if an Indemnified Party believes in good faith that it has a claim (a “Claim”), the Indemnified Party shall, promptly after it becomes aware of such Claim but in any event prior to the Indemnification Termination Date, if applicable, notify the Indemnifying Party of such Claim by means of a written notice specifying the nature, circumstances and amount of such Claim accompanied by an affidavit of an officer of the Indemnified Party setting forth with reasonable particularity the underlying facts actually known or in good faith believed by the affiant to exist sufficient to establish, as of the date of such affidavit, the basis for the Claim and setting forth the Indemnified Party’s good faith calculation of the Losses incurred with respect thereto, and including copies of all written documentation in the possession of the Indemnified Parties relating to the circumstances or events giving rise to such Claim (a “Claim Notice”). The failure by an Indemnified Party to promptly deliver a Claim Notice under this Section 6.7(a) will not adversely affect the Indemnified Parties’ right to indemnification hereunder except to the extent that the Indemnifying Parties are materially prejudiced thereby.

(b) No Disputes. If an Indemnified Party delivers a Claim Notice in accordance with the terms of Section 6.7(a) and the Indemnifying Parties do not object to the terms of the Claim as set forth in the applicable Claim Notice, the Indemnifying Parties shall pay the applicable Indemnified Party the amount of such Claim promptly subject to the limitations set forth in this Agreement.

(c) Disputes. If an Indemnified Party delivers a Claim Notice in accordance with the terms of Section 6.7(a) and the Indemnifying Parties object to the terms of the Claim as set forth in the applicable Claim Notice, the Indemnifying Parties may dispute the related Claim by delivery of a notice to the Indemnified Party in writing, within thirty (30) days following the Indemnifying Parties’ receipt of such Claim Notice, that the Indemnifying Parties object to the Claim (or the amount of Losses set forth therein) asserted in such Claim Notice (a “Dispute Notice”). Following receipt by the Indemnified Parties of the Dispute Notice, the Purchasers and the Sellers shall promptly use their reasonable efforts to settle the dispute as to whether and to what extent the Indemnified Parties are entitled to indemnification on account of such Claim. If the Purchasers and the Sellers are able to reach agreement within thirty (30) days after the Indemnified Parties receive such Dispute Notice, the Indemnifying Parties shall pay the applicable Indemnified Party the amount of such Claim promptly subject to the limitations set forth in this Agreement. If the Purchasers and the Sellers are unable to reach agreement within thirty (30) days after the Indemnified Parties receive such Dispute Notice, then the dispute may only be submitted to, and settled by, an individual arbitrator mutually selected by the Sellers and the Purchasers (if Sellers and the Purchasers are unable to agree upon the arbitrator, they shall each select an arbitrator and the two selected arbitrators shall appoint a third arbitrator to act as the arbitrator). The arbitration shall be held in Chicago, Illinois pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the

American Arbitration Association. The agreement to arbitrate will be specifically enforceable, the award rendered by the arbitrator in respect of a dispute pursuant to this Section 6.7(c) shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction. The fees and expenses of the arbitrator shall be allocated between the Sellers, on the one hand, and the Purchasers, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the arbitrator that is unsuccessfully disputed by each such party (as finally determined by the arbitrator) bears to the total amount of such disputed items so submitted. For all purposes of this Article VI, the Purchasers and the Sellers shall reasonably cooperate with the other parties and their representatives (including to the extent appropriate and permitted by applicable Law, providing information, records and data), and shall permit reasonable access to their facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

(d) Opportunity to Defend Third Party Claims. In the event of any Third Party Claim by a third party against a Purchaser Indemnitee or a Seller Indemnitee for which indemnification is or may be available under this Article VI, the Indemnifying Party shall be entitled and, if it so elects shall at its own cost and expense, (i) take control of the defense and investigation of such Third Party Claim and (ii) pursue the defense thereof in good faith, including to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend such Third Party Claim, and the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed; provided, however that no such consent will be required if such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Parties and their officers, directors, employees and Affiliates from all Liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Parties and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Parties or any of their Affiliates. In the event the Indemnifying Party elects to assume control of the defense and investigation of such Third Party Claim in accordance with this Section 6.7(d), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Claim. If the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with this Section 6.7(d) within twenty (20) days after delivery of the Claim Notice in connection with such Third Party Claim, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise and settlement of such Third Party Claim, and the Indemnifying Party shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the extent otherwise provided in this Agreement. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

(e) To the extent this Section 6.7 is inconsistent with Section 4.8(d) with respect to any Tax matter, the provisions of Section 4.8(d) shall control.

6.8 Mitigation. Each party shall take all reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. In the event that any party shall fail to use reasonable best efforts to mitigate or resolve any claim or Liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything contained in this Agreement to the contrary, the other party shall not be required to indemnify or reimburse any Person for any Losses that could have been avoided if such party had made such efforts.

6.9 Adjustment to Purchase Price. Any payments made pursuant to this Article VI shall be construed as an adjustment to the Purchase Price.

ARTICLE VII

TERMINATION

7.1 Termination. Prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of the Sellers and Purchasers;

(b) at any time after February 28, 2013 (the “Outside Date”) by the Sellers upon written notice to Purchasers, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Sellers;

(c) by the Sellers, if any Purchaser materially breaches any of its representations, warranties or obligations under this Agreement in a manner that would prevent satisfaction, or result in the failure, of any conditions to the Sellers’ obligations to consummate the transactions contemplated hereby as provided in Section 5.1, and such breach is not cured within ten (10) days after written notice to Purchasers by the Sellers; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if, as a result of such breach and notwithstanding the timely cure thereof, one or more of the conditions to the Sellers’ obligations to consummate the transactions contemplated hereby would not be satisfied at or prior to the Outside Date; or

(d) by either Purchasers or the Sellers if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such Order shall have become final and nonappealable.

7.2 Procedure and Effect of Termination; Termination Fee.

(a) Any party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement. If the transactions contemplated by this Agreement are terminated as provided herein, (i) Purchasers shall return all documents and other material received from the Sellers or any of their respective representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and (ii) all confidential information received by Purchasers with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this

Agreement. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, this Agreement shall become void and there shall be no Liability on the part of any party hereto except (a) the obligations provided for in this Section 7.2, Section 4.2(c), Section 4.6 and Article VIII hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any party from Liability for breach of this Agreement.

(b) If this Agreement is terminated by the Sellers pursuant to Section 7.1(b) and, prior to the three-month anniversary of the date hereof, Sellers consummate a Superior Transaction, then the Sellers shall pay to the Purchaser Parent $1,000,000 upon the consummation of such Superior Transaction; provided, however, that no such fee shall be payable if any Purchaser shall have breached this Agreement prior to the date of such termination or if the conditions to the Sellers’ obligations to consummate the transactions contemplated hereby shall not have been satisfied prior to the Outside Date.

ARTICLE VIII

MISCELLANEOUS

8.1 Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to give effect to the transactions contemplated hereby.

8.2 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by facsimile transmission (receipt of which is confirmed, followed by delivery of an original via overnight courier service to the respective parties at the following addresses):

(a)	If to Purchcasers, to:

LHC Group, Inc.

420 West Pinhook Road, Suite A

Lafayette, LA 70503

Facsimile: (337) 235-8037

Attention: Joshua L. Proffitt, Executive Vice President and General Counsel

with a copy to:

Jones Walker, L.L.P.

201 St. Charles Avenue, 51st Floor

New Orleans, LA 70170

Facsimile: (504) 589-8596

Attention: Allison C. Bell, Esq.

(b)	If to any Seller, to:

Addus HealthCare, Inc.

2401 South Plum Grove Road

Palatine, Illinois 60067

Facsimile: (847) 303-5376

Attention: Dennis Meulemans

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

Facsimile: (212) 294-4700

Attention: Jennifer C. Kurtis, Esq.

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third Business Day following the date on which so mailed and (iii) on the date on which the facsimile is confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

8.3 Annexes, Exhibits and Schedules. Any matter, information or item disclosed in the Disclosure Letter or in any Disclosure Schedule, Annex or Exhibit attached thereto, under any specific representation or warranty or section number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement. The inclusion of any matter, information or item in any Disclosure Schedule shall not be deemed to constitute an admission of any Liability by any Seller to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement. Without limiting the foregoing, no such inclusion of a possible breach or violation of any contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

8.4 Amendment, Modification and Waiver. Except as provided in Section 4.7, this Agreement, including any Annex, Exhibit, Disclosure Schedule or the Disclosure Letter, may be amended, modified or supplemented at any time only by written agreement signed by the parties hereto. Any failure of the Sellers to comply with any term or provision of this Agreement may be waived by the Purchasers, and any failure of Purchasers to comply with any term or provision of this Agreement may be waived by the Sellers, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. Further, neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

8.5 Entire Agreement. This Agreement, the Disclosure Letter and the exhibits, schedules and other documents referred to herein or executed in connection herewith (including the Confidentiality Agreement) contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement and such other documents supersede all prior agreements and understandings, oral and written, with respect to its subject matter (other than the Confidentiality Agreement).

8.6 Severability. If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

8.7 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by operation of Law or otherwise, by any party without the prior written consent of the other parties hereto; provided, that the obligations of LHCG XXVII, LLC shall be assigned to the California JV Company prior to the Closing and LHCG XXVII, LLC shall be replaced by the California JV Company as a Purchaser hereunder. Any attempted assignment in violation of this Section 8.7 shall be void.

8.8 No Third-Party Beneficiaries. Except as provided in Article VI with respect to the Purchaser Indemnitees and the Seller Indemnities, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any Employee of the Business) any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

8.9 Fees and Expenses. Except as otherwise provided in Sections 4.8 and 6.7, whether or not the transactions contemplated hereby are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby.

8.10 Counterparts. This Agreement may be executed in two (2) or more counterparts (delivery of which may be by facsimile or via email as a portable document format (.pdf)), each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

8.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Any cost estimates, projections or other forward-looking statements contained or referred to in this Agreement, Disclosure Letter or in the Disclosure Schedule or Exhibits thereto or in any materials that have been provided to Purchasers by the Sellers are not and shall not be deemed to be representations or warranties of the Sellers. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” The term “written” in respect of contracts, agreements or other arrangements shall be interpreted to mean handwritten, typed or printed contracts, agreements or other arrangements (as opposed to oral) that have been executed by two counterparties pursuant to a handwritten signature, and shall not be deemed executed by virtue of an oral, electronic or email acknowledgement or signature. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by counsel in connection with the preparation and execution of this Agreement.

8.12 Enforcement of Agreement. Each party hereby acknowledges that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party will (i) be without an adequate remedy at law and (ii) suffer irreparable damage. In the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

8.13 Forum; Service of Process. Except as contemplated by Section 6.7(c), any legal suit, action or proceeding brought by any party or any of its Affiliates arising out of or based upon this Agreement shall only be instituted in any federal or state court in Cook County, Illinois, and each party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

8.14 Governing Law. This Agreement shall be governed by the Laws of the State of Illinois, excluding choice of law principles that would require the application of the Laws of a jurisdiction other than the State of Illinois.

8.15 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE

FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ARTICLE IX

GUARANTEE

9.1 Purchaser Parent Guarantee.

(a) Purchaser Parent hereby guarantees to the Seller Indemnitees the payment in full of all amounts when due and owing (i) by Purchasers under this Agreement and any amendments hereto, including Purchasers’ obligations to make the payments described in Sections 1.6 and 4.8(c) and to indemnify the Seller Indemnitees in accordance with Article VI and (ii) incurred in connection with any actions, suits or proceedings initiated to enforce the provisions of this Section 9.1 (collectively, the “Purchaser Obligations” and each, individually, a “Purchaser Obligation”).

(b) Purchaser Parent covenants and agrees that if at any time any Purchaser defaults in the payment of any of any Purchaser Obligation, Purchaser Parent shall promptly, upon notice from a Seller Indemnitee, pay, or cause the payment of, such Purchaser Obligation.

(c) The obligations of Purchaser Parent under this Section 9.1 are absolute and unconditional, present and continuing, and shall not be affected, modified or impaired or prejudiced upon the happening from time to time of any one or more of the following events:

(i) the extension of time for payment of any amounts due or of the time for performance of any of the Purchaser Obligations;

(ii) the modification or amendment (whether material or otherwise) of any of the Purchaser Obligations;

(iii) the failure, omission, delay or lack on the part of the Sellers to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of this Agreement;

(iv) the fact that Purchaser Parent may at any time in the future dispose of all or any part of its interest in any Purchaser; or

(v) the bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar or dissimilar failure or financial disability of any Purchaser.

(d) Purchaser Parent irrevocably and absolutely waives any and all right of subrogation, contribution, indemnification, reimbursement or similar rights against Purchasers with respect to the guaranty provided in this Section 9.1, whether such rights arise under an express or implied contract or by operation of Law, it being the intention of Purchaser Parent and Sellers that Purchaser Parent shall not be deemed to be a “creditor” (as defined in Section 101 of the U.S. Bankruptcy Code or any other applicable law) of Purchasers by reason of the existence of this Agreement in the event that any Purchaser becomes a debtor in any proceeding under the U.S. Bankruptcy Code or any other applicable Law. In addition, Purchaser Parent will not exercise any rights which it may acquire by way of subrogation under this guaranty by any payment made hereunder or otherwise, until all of the Purchaser Obligations shall have indefeasibly been paid or performed in full. If any amount shall be paid to Purchaser Parent on account of such subrogation rights at any time when all the Purchaser Obligations shall not have been indefeasibly paid or performed in full, such amount shall be held in trust for the benefit of Purchasers and shall forthwith be paid to Sellers and applied to such liabilities and obligations, whether matured or unmatured.

ARTICLE X

DEFINITIONS

“Accounting Firm” has the meaning set forth in Section 1.8.

“Additional Services” has the meaning set forth in Section 4.15(a).

“Addus” has the meaning set forth in the introductory paragraph of this Agreement.

“Addus SEC Reports” has the meaning set forth in Section 2.4(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Assignment and Assumption Agreement” has the meaning set forth in Section 5.1(e)(ii).

“Assumed Contracts” has the meaning set forth in Section 1.1(c).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumed Taxes” means (i) all Taxes associated with the Purchased Assets, the Business, and the Employees of the Business for any Post-Closing Tax Period (or portion of any Straddle Period beginning on the day immediately following the Closing Date); (ii) all real and personal property Taxes related to the Purchased Assets for any Post-Closing Tax Period (or portion of a Straddle Period beginning on the day immediately following the Closing Date); (iii) withholdings, payroll, employment, social security or similar Taxes related to the Employees of the Business for any Post-Closing Tax Period (or portion of a Straddle Period beginning on the day immediately following the Closing Date); and (iv) Taxes payable pursuant to an Assumed Contract that are payable after the Closing Date. For the avoidance of doubt, Transfer Taxes shall not be an Assumed Tax and shall be governed by Section 4.8(c).

“Basket” has the meaning set forth in Section 6.5(a).

“Benefit Plans” has the meaning set forth in Section 2.10.

“Bill of Sale” has the meaning set forth in Section 5.1(e)(i).

“Business” means the provision of skilled nursing and related physical therapy healthcare services to individuals in their homes and hospice services, but excluding any other business of the Sellers, including, without limitation, the business of the Sellers’ “home & community” division, as described in filings made by Addus HomeCare Corporation with the Securities and Exchange Commission, the Sellers’ adult day care business and the Sellers’ Private Duty Business; provided, that “Business” does not include the Business conducted by the Sellers in Pennsylvania, Idaho, Indiana or Delaware.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable Law or executive order to close.

“California Agreement” has the meaning set forth in Section 5.1(e)(vi).

“California JV Company” means LHCG XXXVIII, LLC.

“Cap” has the meaning set forth in Section 6.5(a).

“Claim” has the meaning set forth in Section 6.7(a).

“Claim Notice” has the meaning set forth in Section 6.7(a).

“Closing” has the meaning set forth in Section 1.5.

“Closing Date” has the meaning set forth in Section 1.5.

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(c).

“Current Assets” means current assets, as determined in accordance with GAAP.

“Disclosure Letter” means the Letter from Sellers to Purchasers delivered simultaneously with the execution of this Agreement.

“Disclosure Schedule” means the disclosure schedule attached to the Disclosure Letter.

“Dispute Notice” has the meaning set forth in Section 6.7(c).

“Employees of the Business” has the meaning set forth in Section 4.11(a).

“Environmental Claims” means any written action, claim, demand or order against the Business alleging noncompliance with or potential Liability under Environmental Laws.

“Environmental Laws” means any applicable Law related to the protection of the environment, or the use, treatment, storage, disposal, release or transportation of hazardous substances, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act and the Hazardous Materials Transportation Act, each as amended and supplemented as of the Closing Date, and any final regulations promulgated pursuant to such Laws, and any analogous state or local statutes or regulations.

“Excluded Assets” means all assets and properties of the Sellers other than the Purchased Assets, including, without limitation, the Sellers’ Current Assets as of the Closing Date, determined in accordance with GAAP, Benefit Plans, all rights to refunds and credits for Excluded Assets, any and all other properties, assets and rights of the Sellers which are not used exclusively in the Business or expressly listed in Section 1.1, and the assets and properties that are set forth in Section 1.2 of the Disclosure Schedule.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Excluded Taxes” means any Liability of the Sellers with respect to Taxes arising in connection with the Business or the Purchased Assets for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) that are not Assumed Taxes. For the avoidance of doubt, Transfer Taxes shall not be an Excluded Tax and shall be governed by Section 4.8(c).

“Fundamental Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation (or analogous document) and operating agreement; or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“GAAP” means U.S. generally accepted accounting principles.

“Government Programs” has the meaning set forth in Section 2.18(a).

“Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or non-United States government or political subdivision, or any agency, department or division of any such government or political subdivision or any court or arbitral body.

“Health Care Laws” has the meaning set forth in Section 2.20(a).

“HIPAA” has the meaning set forth in Section 2.20(a).

“Health Care Liability Cap” has the meaning set forth in Section 6.5(a).

“Health Care Losses” has the meaning set forth in Section 6.2(e).

“Hired Employees” has the meaning set forth in Section 4.11(a).

“Illinois JV Company” means LHCGXXXVII, LLC.

“Indemnification Termination Date” has the meaning set forth in Section 6.1.

“Indemnified Party” means a party seeking indemnification hereunder.

“Indemnifying Party” means a party against whom indemnification may be sought hereunder.

“Intellectual Property” means all intellectual property set forth in Section 2.8(a) of the Disclosure Schedule and all material inventions, invention studies (whether patentable or unpatentable), designs, copyrights, mask works, trademarks, service marks, trade dress, trade names, secret formulae, trade secrets, secret processes, computer programs, domain names, Internet websites and know-how used exclusively in the conduct of the Business.

“Joint Venture Transactions” has the meaning set forth in the preamble of this Agreement.

“Law” means any United States federal, state, local or non-United States statute, law, ordinance, rule or regulation.

“Leased Real Property” has the meaning set forth in Section 2.7.

“Leases” has the meaning set forth in Section 4.17.

“Liability” means any actual debt, liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, material or immaterial, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liens” means, with respect to any specified asset, any and all liens, claims, encumbrances, options, pledges and security interests thereon.

“Losses” means, collectively, all out-of-pocket losses, costs, damages, claims, fines, penalties, expenses (including reasonable fees and expenses of outside attorneys), amounts paid in settlement, court costs, and other expenses of litigation (but excluding any and all internal costs and expenses incurred by any party entitled to indemnification under this Agreement).

“Material Adverse Effect” means a material adverse effect on the Business, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital, credit or financial markets generally, including (A) changes in interest or exchange rates and (B) any suspension of trading in securities, (ii) political conditions generally of the United States or any other country or jurisdiction in which Business operates or (iii) any of the industries generally in which the Business operates or in which services of the Business are used, (b) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, the Seller Agreements or the Purchaser Agreements, including effects related to the identity of the Purchasers or Purchaser Parent, compliance with the covenants contained herein or therein or the failure to take any action as a result of any restrictions or prohibitions set forth herein or therein, and any adverse effect proximately caused by (A) shortfalls or declines in revenue, margins or profitability, (B) loss of, or disruption in, any customer, supplier and/or vendor relationships or (C) loss of personnel, (c) any changes in applicable Law or GAAP or the enforcement or interpretation thereof, (d) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with Purchasers’ consent, (e) the effect of any action taken by any Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to the Sellers or the Business, (f) any acts of God, (g) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (h) any failure to meet internal or published Projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (i) any matter of which any Purchaser has actual knowledge on the date hereof or is otherwise referenced in the Disclosure Schedule or (j) the availability or cost of equity, debt or other financing to any Purchaser or its Affiliates, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur.

“Medicaid Program” has the meaning set forth in Section 2.18(a).

“Medicare Programs” has the meaning set forth in Section 2.18(a).

“OIG” has the meaning set forth in Section 2.20(c).

“Order” means any final award, judgment, injunction, or verdict entered, issued, made or rendered by any Governmental Authority by which the Business has obligations that continue after the Effective Time.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Permitted Liens” means (i) statutory or consensual Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or similar Liens arising or incurred in the ordinary course of business; (ii) Liens for Taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings; (iii) other defects or imperfections of title, easements, covenants, rights of way, restrictions or other similar charges or encumbrances, if any, which, individually or in the aggregate, do not materially impair the ordinary course of the Business; (iv) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; (v) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business; (vi) Liens incurred in the ordinary course of business securing obligations or Liabilities that are not material to the Purchased Assets; (vii) Liens resulting from any facts or circumstances relating to Purchasers or their Affiliates; (viii) any set of facts an accurate up-to-date survey would show, provided such facts do not materially interfere with the ordinary conduct of the Business; (ix) in the case of Intellectual Property, licenses, options to license or covenants not to assert claims of infringement in each case in existence as of the date hereof from the Sellers or any of their Affiliates to third parties; (x) Liens arising out of, under or in connection with applicable federal, state and local securities Laws; (xi) leases, subleases, licenses or sublicenses granted to other Persons not materially interfering with the conduct of the Business; (xii) Liens in favor of a banking or other financial institutions arising as a matter of law encumbering deposits or other funds maintained with a financial institution; (xiii) Liens in connection with all capital lease obligations of such Person and (xiv) Liens set forth under “Permitted Liens” in the Disclosure Schedule.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and government or any department or agency thereof.

“Post-Closing Tax Period” means any taxable period that begins on or after the day immediately following the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Prior Medical Records” has the meaning set forth in Section 4.2(d).

“Private Duty Business” means the business of providing para-professional services for which payors consist of private individuals, commercial insurers, long term care and worker’s compensation insurers, employee assistance programs and the Veterans Administration, including nursing services provided in adult day care centers.

“Private Programs” has the meaning set forth in Section 2.18(a).

“Proceedings” means actions, suits, claims, reviews and investigations and legal, administrative or arbitration proceedings.

“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro-forma financial information or other statements communicated (orally or in writing) to or made available to Purchasers of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial component (or any component thereof) of the Sellers and/or the Business.

“Purchase Price” has the meaning set forth in Section 1.6.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 1.8.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Agreements” has the meaning set forth in Section 3.1.

“Purchaser Excluded Representations” has the meaning set forth in Section 6.1(a).

“Purchaser Indemnitees” has the meaning set forth in Section 6.2.

“Purchaser Parent” has the meaning set forth in introductory paragraph of this Agreement.

“Restrictive Covenant Agreement” has the meaning set forth in Section 5.1(e)(vii).

“SEC” has the meaning set forth in Section 2.4(b).

“SEIU” has the meaning set forth in Section 2.14.

“Segment Financials” has the meaning set forth in Section 2.4.

“Seller Agreements” has the meaning set forth in Section 2.1.

“Seller Excluded Representations” has the meaning set forth in Section 6.1(a).

“Seller Indemnitees” has the meaning set forth in Section 6.3.

“Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Sellers’ Knowledge” means the actual knowledge of Mark Heaney, Dennis Meulemans, Greg Swanson, Diane Kumarich, Inna Berkovich, Roger Ness, Paul Diamond and Darby Anderson, after such due inquiry as a prudent businessperson would have made or exercised in the management of the affairs of the Business.

“Service” and “Services” have the meaning set forth in Section 4.15(a).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Sublease” has the meaning set forth in Section 5.1(e)(v).

“Subsidiary” means, with respect to any specified Person, any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Superior Transaction” means any transaction involving any acquisition, directly or indirectly, of all or substantially all of the Purchased Assets to a Person other than Purchaser Parent or any Affiliate or Affiliates thereof for aggregate consideration in excess of the Purchase Price.

“Tax” (including “Taxes”) means all U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other Taxes of any kind whatsoever, together with any interest and any penalties, additions to Tax or additional amounts with respect thereto.

“Tax Benefit” means any reduction in Taxes payable or any increase in any Tax refund receivable (including any related interest).

“Tax Claim” has the meaning set forth in Section 4.8(d)(i).

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document required to be filed with a Governmental Authority with respect to Taxes including any schedule thereto, and including any amendment thereof.

“Third Party Claim” means a claim for indemnification under Article VI in connection with a claim or Proceeding by a third party (including a government proceeding).

“Third Party Vendors” has the meaning set forth in Section 4.15(a).

“Trademark License” has the meaning set forth in Section 5.1(e)(iv).

“Transfer Taxes” has the meaning set forth in Section 4.8(c).

“Transition Teams” has the meaning set forth in Section 4.15(c).

“UDWA” has the meaning set forth in Section 2.14.

“Underlying Leases” has the meaning set forth in Section 4.17.

“VA Program” has the meaning set forth in Section 2.18(a).

“WARN Act” has the meaning set forth in Section 4.11(c).

* * * * *

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ADDUS HEALTHCARE, INC.

By:	/s/ Mark S. Heaney
Name:	Mark S. Heaney
Title:	President and Chief Executive Officer

PROFESSIONAL RELIABLE NURSING SERVICES, INC.
PHC ACQUISITION CORPORATION
FORT SMITH HOME HEALTH AGENCY, INC.
LOWELL HOME HEALTH AGENCY, INC.
LITTLE ROCK HOME HEALTH AGENCY, INC.
ADDUS HEALTHCARE (NEVADA), INC.
ADDUS HEALTHCARE (SOUTH CAROLINA), INC.

By:	/s/ Mark S. Heaney
Name:	Mark S. Heaney
Title:	President and Chief Executive Officer

LHCG XXXVII, LLC
By:	ILLINOIS HEALTH CARE GROUP, LLC,
its Member
By:	LHC Group, Inc., its Manager

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

LHCG XLI, LLC
By:	SOUTH CAROLINA HEALTH CARE
GROUP, LLC, its Member
By:	LHC Group, Inc., its Manager

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

[Signature Page to Asset Purchase Agreement]

LHCG XLII, LLC
By:	AHCG Management, LLC, its Member
By:	LHC Group, Inc., its Manager

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

LHCG XXXIX, LLC
By:	NEVADA HEALTH CARE GROUP, LLC,
its Member
By:	LHC Group, Inc., its Manager

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

LHCG XXVII, LLC
By:	PENNSYLVANIA HEALTH CARE
GROUP HOLDINGS, LLC, its Member
By:	LHC Group, Inc., its Manager

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

LHC GROUP, INC.
By:	/s/ Joshua L. Proffitt
Name:	Joshua L. Proffitt
Title:	Executive Vice President

[Signature Page to Asset Purchase Agreement]